Exhibit 2.1

PURCHASE AND SALE AGREEMENT

ENERGYQUEST RESOURCES, L.P.

AND

OKLAHOMA PROCESSING EQR, LLC

AS SELLER

AND

CONSTELLATION ENERGY PARTNERS LLC

AS BUYER

DATED MARCH 8, 2007

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Leases, Wells and Units Working Interests and Net Revenue Interests
Exhibit A-1	Gathering Systems and Ownership Percentages
Exhibit A-2	Surface Interests
Exhibit B	Excluded Assets
Exhibit C	Allocated Values
Exhibit D	Form of Escrow Agreement
Exhibit E	Material Contracts
Exhibit F	Affidavit of Non-Foreign Status
Exhibit G	Assignment

Schedules

Schedule 2.04(a)(ii)	Reference Prices for Stock Hydrocarbons
Schedule 6.03 (c)	Contested Taxes
Schedule 10.01(f)	Suits and Claims
Schedule 10.01(j)	Production Imbalances
Schedule 10.01(n)	Environmental Notifications
Schedule 10.01(p)	AFEs/Drilling Commitments
Schedule 10.01(s)	Non-Consent Operations
Schedule 10.01(u)	Plugging and Abandonment Obligations
Schedule 10.01(dd)	Financial Statements

Table of Defined Terms

Term	Page
AAA	26
AFEs	33
Aggregate Environmental Defect Threshold	24
Aggregate Indemnification Threshold	9
Aggregate Title Threshold	20
Agreement	1
Allocated Value	6
Asset Purchase Agreement	20
Assets	1
Assignment	42
Audit Firm	27
Bullseye Operating	1
Business Day	8
Buyer	1
Buyer Parties	9
Buyer’s Environmental Review	21
Casualty Loss	48
Claim Notice	11
Claims	8
Closing	42
Closing Date	42
Closing Period Termination Date	10
Closing Statement	8
Contracts	2
Costs and fees	46
Effective Time	8
EnergyQuest	1
Environmental Defect	22
Environmental Defect Notice	23
Environmental Defect Value	22
Environmental Information	22
Environmental Laws	22
Escrow Account	6
Escrow Agent	6
Escrow Agreement	6
Escrow Reconciliation Statement	44
Examination Period	14
Excluded Assets	3
Final Settlement Statement	44
Financial Statements	27, 35
Futures/Swaps	33
Gashoma	1
Gathering Systems	2
Governmental Authority	22
Hydrocarbons	2
Indemnified Party	11
Indemnity Amount	10
Indemnity Escrow Amount	6
Independent Expert	26
Individual Indemnification Threshold	9
Leases	2
Marketable Title	15
Material Contracts	32
Membership Interests	1
Net Revenue Interest	1
NORM	47
NRI	1
NRI APO	1
Oklahoma Processing	1
Operating Agreement	27
Parties	1
Party	1
Party Appointed Arbitrator	26
Permitted Encumbrances	16
Personal Property	2
Production Imbalance	47
Purchase Price	5
Purgatory	1
Records	3
Representatives	50
Sale Hydrocarbons	2
Securities	1
Seller	1
Seller Parties	10
Seller Policies	47
Seller’s Authorization Representations	10
Seller’s Title Warranties	10
Stock Hydrocarbons	3
Surface Interests	2
Tag Along Right	27
Target Entities	1
Target Entity	1
Tax	31
Tax Return	31
Taxes	31

v

Title Benefit	19
Title Benefit Notice	19
Title Benefit Value	19
Title Defect	15
Title Defect Notice	17
Title Defect Value	17
Units	2
Wells	2
White Hawk	1
WI	1
WI APO	1
Wild West	1
Working Interest	1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 8th day of March 2007, by and between EnergyQuest Resources, L.P., a Delaware limited partnership (“EnergyQuest”) and Oklahoma Processing EQR, LLC, a Delaware limited liability company (“Oklahoma Processing”) (jointly, “Seller”), and Constellation Energy Partners, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

W I T N E S S E T H:

WHEREAS, EnergyQuest is the owner of 50% of the outstanding membership interests in Gashoma LLC (“Gashoma”); and

WHEREAS, Oklahoma Processing is the owner of 50% of the outstanding membership interests in each of Purgatory Creek Gas Company, L.L.C. (“Purgatory”), White Hawk Gas, L.L.C. (“White Hawk”), Wild West Gas LLC (“Wild West”) and Bullseye Operating, L.L.C. (“Bullseye Operating”); and

WHEREAS, the collective outstanding membership interests in each of Gashoma, Purgatory, White Hawk, Wild West and Bullseye Operating may hereinafter be referred to as the “Membership Interests” or the “Securities”; and

WHEREAS, Gashoma, Purgatory, White Hawk, Wild West and Bullseye Operating may hereinafter be referred to singularly as a “Target Entity” or collectively as “Target Entities;” and

WHEREAS, Seller desires to sell and Buyer desires to purchase all of the Securities, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

ARTICLE I

Purchase and Sale

Section 1.01. Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell and Buyer agrees to purchase the Securities.

Section 1.02. Assets. Subject to the terms and conditions herein, the term “Assets” shall mean all of the Target Entities’ right, title and interest in and to the following, save and except the Excluded Assets (as defined in Section 1.03 below):

(a) the oil and gas leases, oil, gas and mineral leases, fee mineral interests, royalty interests, non-working and carried interests, operating rights and other interests in land described or referred to in Exhibit “A” (collectively, the “Leases”), together with all oil and gas pooling and unitization agreements, declarations, designations and orders relating to the Leases (such pooled or unitized areas being, collectively, the “Units”);

(b) any and all oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores, whether abandoned, not abandoned, plugged or unplugged, located on the Leases or within the Units (collectively, the “Wells”), including, without limitation, those Wells identified on Exhibit “A”);

(c) the gathering systems described on Exhibit “A-1” (collectively, the “Gathering Systems”)

(d) all easements, rights-of-way, servitudes, surface and subsurface lease agreements, surface use agreements and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used in connection with the operation of the Leases, Wells, Units, and Gathering Systems, including, without limitation, the interests described on Exhibit “A-2” (the “Surface Interests”);

(e) all structures, facilities, wellheads, tanks, pumps, compressors, separators, equipment, machinery, fixtures, flowlines, gathering lines, materials, improvements, SCADA hardware and software and any other personal property located on or used in the operation of the Leases, Units, Wells and Gathering Systems (collectively, the “Personal Property”);

(f) all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid (the “Hydrocarbons”), produced and saved from, or allocable to, the Leases and Wells from and after the Effective Time (the “Sale Hydrocarbons”);

(g) all licenses, permits, contracts, pooling, unitization and communitization agreements, operating agreements, processing agreements, division orders, farm-in and farm-out agreements, rental agreements, equipment lease agreements and all other agreements of any kind or nature, whether recorded or unrecorded, including, without limitation, those agreements identified in Exhibit “E”, BUT INSOFAR AND ONLY INSOFAR as the foregoing directly relate to or are attributable to the Leases, Units, Wells, Gathering Systems, Surface Interests or Personal Property, the ownership or operation thereof, or the production, treatment, sale, transportation, gathering, storage, sale or disposal of Sale Hydrocarbons, water or other substances produced therefrom or associated therewith (the “Contracts”);

(h) membership interests in Cotton Valley Compression, L.L.C., a Delaware limited liability company, being, in the aggregate, 14.285% of the outstanding membership interests therein;

(i) records directly relating to the Leases, Surface Interests, Wells, Gathering Systems, Sale Hydrocarbons, Contracts, and Personal Property in the possession of Seller or any of the Target Entities (the “Records”);

(j) all Production Imbalances as of the Effective Time, and all Hydrocarbons produced prior to the Effective Time from the Leases, Units and Wells, but in storage or upstream of the applicable sales meter at the Effective Time (the “Stock Hydrocarbons”), together with all accounts receivable with respect thereto;

Page - 2 -

(k) all claims and causes of action in favor of any Target Entity arising from acts, omissions or events related to, or damage to or destruction of, the Assets occurring on or after the Effective Time;

(l) to the extent and only to the extent that they relate to the assumed obligations and except to the extent that they relate to any retained obligation of Seller or any other matter with regard to which Seller has an indemnification obligation hereunder; provided, however, if Seller had an indemnification obligation hereunder with respect thereto but such indemnification obligation has expired then there shall be no qualification other than that such matter relates to the assumed obligations:

(A) all claims and causes of action (other than under insurance policies) in favor of any Target Entity arising from acts, omission or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time; and

(B) all claims and causes of action in favor of any Target Entity arising under or with respect to any of the Contracts (other than insurance policies) that are attributable to periods of time prior to the Effective Time; and

(m) insurance proceeds received by Seller or the Target Entity pertaining to casualty losses or other insured events (in each case) relating to the Assets and that are attributable to periods of time after the Effective Time.

Section 1.03. Excluded Assets. Prior to Closing, the Target Entities will transfer to Seller any interest of any of the Target Entities in those assets, interests, rights and properties described in Exhibit “B” or described below (collectively, the “Excluded Assets”):

(a) all cash, certificates of deposit, notes receivable, trade credits and all accounts, and negotiable instruments which, under generally accepted accounting principles, are attributable to any period of time prior to the Effective Time;

(b) all claims and causes of action (excluding those relating to insurance) in favor of either Seller or any of the Target Entities with respect to the other Excluded Assets or that relate to the Seller’s retained obligations or matters for which Seller has an indemnity obligation hereunder that is unexpired and, except to the extent that the following constitute an Asset pursuant to Section 1.02, (i) all claims and causes of actions (excluding those relating to insurance) arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time, or (ii) arising under or with respect to any of the Contracts (other than insurance policies) that are attributable to periods of time prior to the Effective Time (including claims for indemnity, adjustments or refunds);

(c) except to the extent that any of the following constitute an Asset under Section 1.02, all rights and interests of any Seller or any of the Target Entities (i) under any policy or agreement of insurance or the proceeds thereof, (ii) under any bond, or (iii) to any condemnation proceeds or awards, (in each case) arising from acts, omissions or events, or damage to or destruction of property, relating to (x) any Excluded Asset, whether occurring before or after the Effective Time, or (y) any Asset and occurring prior to the Effective Time, to the extent relating to the Seller’s retained obligations or matters for which Seller has an indemnity obligation hereunder that is unexpired;

Page - 3 -

(d) all Hydrocarbons, other than Stock Hydrocarbons, produced from or otherwise attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from the sale of such Hydrocarbons, and all tax credits attributable thereto;

(e) all claims in favor of any Seller or any of the Target Entities for refunds of or loss carry forwards with respect to (i) ad valorem, severance, production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement, in each case to the extent the same relate to the Seller’s retained obligations or matters for which Seller has an indemnity obligation hereunder that is unexpired;

(f) all amounts due or payable to any Seller or any of the Target Entities as adjustments to insurance premiums (not proceeds) related to the Assets with respect to any period prior to the Effective Time;

(g) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time (less and except Production Imbalances), or (ii) any other Excluded Assets;

(h) except to the extent any of the following constitute an Asset under Section 1.02, all of each Seller’s and each Target Entity’s proprietary technology, computer software, patents, copyrights, names, trademarks, logos and other intellectual property;

(i) all data, information, and documents of Seller or any of the Target Entities that are related solely to any of the Excluded Assets;

(j) all data, information and documents of Seller that cannot be disclosed to Buyer as a result of confidentiality or similar arrangements; provided, however, that with respect to such data, information and documents relating to the Assets, Seller shall, at no cost or expense to Seller, request waivers of such confidentiality restrictions if requested by Buyer;

(k) all audit rights with respect to any other Excluded Asset or Contract with respect to any period prior to the Effective Time; provided, however, that, notwithstanding any other provision hereof Seller shall bear any liabilities associated with audits under the Contracts to the extent attributable to periods prior to the Effective Time;

(l) subject to the requirements of Section 15.03(l), all corporate, tax and financial records and bank accounts of Seller;

(m) any and all seismic data and information that cannot be disclosed or transferred as a result of confidentiality or similar arrangements;

Page - 4 -

(n) all furniture, fixtures, equipment and other tangible personal property of Seller or the Target Entities located in Seller’s corporate offices, other than the Contracts and the Records;

(o) all documents prepared or received by Seller or any Target Entity with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or any Target Entity, (ii) bids submitted by other prospective purchasers of the Assets or Securities, (iii) analyses by Seller or any Target Entities or any advisor (including professional service provides) thereof of any bids submitted by any prospective purchaser, (iv) correspondence between or among each of Seller or any Target Entity and its respective representatives (including, professional service providers), and any prospective purchaser other than Buyer and (v) correspondence between each of Seller or any Target Entity or any of its respective representatives (including, professional service providers) with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement; and

(p) All rights, obligations, benefits, awards, judgments, settlements, if any, applicable to any litigation pending as of the date of this Agreement identified on Schedule 10.01(f) in which Seller is a named claimant or plaintiff or holds beneficial rights or interests, to the extent related to periods prior to the Effective Time.

(q) All rights, obligations, benefits, and interests, if any, of Seller in that certain Consulting Agreement by and between EnergyQuest Management, LLC and Fountainhead L.L.C., dated August 31, 2006.

(r) All rights, obligations, benefits, and interests, if any, of Seller in that certain Consulting Agreement by and between EnergyQuest Management, LLC and Eakin Exploration, Inc., dated August 31, 2006.

All of such foregoing Excluded Assets shall be transferred from the Target Entities to the Seller prior to or as of the Closing, without warranty of any kind (express, implied or statutory) and without any liability to Buyer or any Target Entity. No action taken in accordance with this Section 1.03 shall be considered as a violation of any other provision of this Agreement.

ARTICLE II

Purchase Price

Section 2.01. Purchase Price.

(a) The total consideration for the purchase, sale and assignment of the Securities to Buyer is Buyer’s cash payment to Seller at Closing (“Purchase Price”) of the sum of THREE MILLION EIGHT HUNDRED FORTY-ONE THOUSAND FIVE HUNDRED ELEVEN DOLLARS AND NO/100 ($3,841,511.00) as adjusted in accordance with the provisions of this Agreement.

(b) [Intentionally Omitted.]

Page - 5 -

(c) The Adjusted Purchase Price shall be paid at Closing as provided herein. At Closing Buyer shall pay five percent (5%) of the Purchase Price (the “Indemnity Escrow Amount”) to Wells Fargo Bank, National Association (the “Escrow Agent”) for deposit into an interest bearing escrow account (the “Escrow Account”) to be governed by an agreement substantially in the form of the agreement attached hereto as Exhibit “D” (the “Escrow Agreement”), such Escrow Agreement to be executed by Buyer, Seller and the Escrow Agent on the date hereof. The earnings on the Indemnity Escrow Amount shall be paid to Seller in accordance with the terms of the Escrow Agreement. At Closing, Buyer will pay the Adjusted Purchase Price, less the Indemnity Escrow Amount paid to the Escrow Agent, to Seller as provided herein.

Section 2.02. Delivery of Indemnity Escrow Amount and Adjusted Purchase Price. The balance of the Indemnity Escrow Amount, if any, and the balance of the Adjusted Purchase Price shall be paid by Buyer at Closing by wire transfer, in immediately available funds, to the accounts below or as otherwise directed in writing by Seller in the Closing Statement:

Indemnity Escrow Amount

Receiving Bank:	Wells Fargo Bank – San Francisco, CA
ABA: #	121000248
BNF:	Credit A/C 0001038377
Account: #	22205200
REFERENCE:	For further credit Constellation / EnergyQuest Escrow
Attn:	Josie Hixon (713) 289-3469

Balance of Adjusted Purchase Price

As directed by Seller in the Closing Statement

Section 2.03. Allocation of Purchase Price. Buyer and Seller have agreed upon an allocation of the Purchase Price to individual Assets (each an “Allocated Value”) as set forth in Exhibit “C”. Buyer represents and warrants to Seller that it has made reasonable allocations, in good faith, and that Seller may rely on the allocations for all purposes, including, without limitation, (a) to notify holders of preferential rights of Buyer’s offer, (b) as a basis for adjustments to the Purchase Price for defect and casualty loss adjustments and (c) as otherwise provided in this Agreement. Exhibit “C” also sets forth an allocation for federal tax purposes among intangibles and tangibles comprising the Assets. Buyer and Seller agree to be bound by the allocation of the Purchase Price among tangible and intangible Assets set forth therein for all purposes; to consistently report such allocations for all federal, state and local income tax purposes; and to timely file all reports required by the Internal Revenue Code of 1986, as amended, concerning the Purchase Price allocations.

Section 2.04. Adjustments to Purchase Price. At Closing, the Purchase Price shall be adjusted (without duplication) in accordance with this Section 2.04.

Page - 6 -

(a) The Purchase Price shall be increased by the following amounts:

(i) the amount of all costs, expenses and charges relating to the Assets, or the ownership, use or operation of the Assets, which are paid by Seller or any Target Entity and are attributable to the period of time from and after the Effective Time, including, without limitation, (a) all operating costs and expenses, (b) all capital expenditures, including, without limitation, all drilling, completion, reworking, deepening, side-tracking, plugging and abandoning costs and expenses; (c) all prepaid expenses and land related costs and expenses attributable to the Assets, including, without limitation, all bonus payments, royalty disbursements, delay rental payments, shut-in payments and other similar costs (provided, however, that the Purchase Price shall not be increased by land related expenses incurred by Seller or any Target Entity in connection with Title Defect curative), (d) excise, severance and production tax payments, and any other tax payments based upon or measured by the production of Sale Hydrocarbons or the proceeds of sale therefrom, and (e) expenses paid by Seller or any Target Entity to any third party under applicable joint operating agreements or other contracts or agreements included in the Assets;

(ii) an amount equal to the value of all Stock Hydrocarbons (it being understood that such value shall be calculated based on the reference prices set forth in Schedule 2.04(a)(ii) determined as of the Effective Time, less transportation costs, quality adjustment, applicable taxes and royalty payments);

(iii) the adjustment amount, if any, due Seller as determined pursuant to Section 18.01 with respect to Production Imbalances;

(iv) if the aggregate Title Benefit Value is greater than the aggregate Title Defect Value, as provided in Article VI, an amount equal to such difference; and

(v) any other amount specified herein or otherwise agreed upon by Seller and Buyer in writing.

(b) The Purchase Price shall be decreased by the following amounts:

(i) an amount equal to the net proceeds (the price at which the Hydrocarbons are sold after the Effective Time, less transportation costs, quality adjustment, if any, applicable taxes and royalty payments) received by Seller or any Target Entity from the sale of Sale Hydrocarbons and Stock Hydrocarbons;

(ii) the adjustment amount, if any, due Buyer as determined pursuant to Section 18.01 with respect to Production Imbalances;

(iii) if the aggregate Title Defect Value is greater than the aggregate Title Benefit Value, as provided in Article VI, an amount equal to such difference;

Page - 7 -

(iv) reductions due to Environmental Defects as provided in Article VII;

(v) reductions due to Casualty Loss as provided in Section 18.03;

(vi) Seller’s pro rata share of taxes as determined pursuant to Section 4.01; and

(vii) any other amount specified herein or otherwise agreed upon by Seller and Buyer in writing.

(c) Closing Statement. Seller shall prepare and deliver to Buyer an accounting statement (the “Closing Statement”) no later than three (3) Business Days prior to Closing that shall set forth the adjustments to the Purchase Price made in accordance with this Agreement, it being understood and agreed that the Closing Statement shall contain reasonable estimates, if actual amounts are not known at the time, and actual costs and revenues, if known. As used herein, the term “Business Day” means any day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of Texas or the State of New York are authorized or obligated to close under the laws of such states.

Section 2.05. Effective Time of Sale. As used herein, the “Effective Time” means 7:00 a.m., local time where the Assets are located, on February 1, 2007.

ARTICLE III

Allocation of Revenues and Costs; Indemnification

Section 3.01. Allocation of Revenues. Seller shall own and receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) all proceeds from the sale of Hydrocarbons physically produced from or allocable to the Assets prior to the Effective Time (excluding Stock Hydrocarbons), and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets relating to all periods before the Effective Time. Buyer, as owner of the Securities, shall receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) all proceeds from the sale of Sale Hydrocarbons and Stock Hydrocarbons and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets which relate to all periods after the Effective Time.

Section 3.02. Allocation of Costs. After the Closing, Seller shall be responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period prior to the Effective Time. Similarly, after the Closing, the Target Entities shall remain responsible for and shall be required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period on or subsequent to the Effective Time.

Page - 8 -

Section 3.03. Certain Indemnities.

(a) Definition of Claims. The term “Claims” means any and all direct or indirect demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs and expenses (including without limitation costs and expenses of owning and operating the Assets) of any kind or character (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on theories, contract, tort, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or other legal theory), including, without limitation, penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all Claims arising from, attributable to or incurred in connection with any (a) breach of contract, (b) loss of or damage to property, injury to or death of persons, and other tortuous injury and (c) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or in equity.

(b) Seller’s Indemnity. Subject to the further provisions hereof, Seller shall defend, indemnify and hold Buyer, its affiliates, and its/their directors, officers, employees, contractors, and representatives (which additional parties, together with Buyer, are hereinafter collectively referred to as the “Buyer Parties”) harmless from and against any and all Claims arising from, out of or in connection with, or otherwise relating to: (a) any inaccuracy of any representation or warranty of Seller set forth in this Agreement; (b) the Excluded Assets; (c) to the extent attributable to periods prior to the Effective Time, (i) the payment, underpayment or nonpayment of royalties by the Target Entities on production from or attributable to the Target Entities’ interest in the Leases, Units and Wells, or the proper accounting or payment to parties for their interests therein, and (ii) the payment, underpayment or nonpayment by the Target Entities of Taxes; (d) the ownership or operation of the Assets prior to the Effective Time (other than Claims with respect to royalties and Taxes, which are addressed in clause (c) above), expressly excluding, however, matters assumed, indemnified against and waived by Buyer pursuant to Sections 7.07, 7.08 and 7.09 below; and (e) Seller’s breach of, or failure to perform or satisfy, any of its covenants and obligations hereunder.

Seller shall not be liable to the Buyer Parties under clause (a) or (d) of this Section 3.03(b) with respect to any Claim unless (i) the amount of the Claim resulting from any separate fact, condition or event that constitutes a Claim is in excess of $25,000 (the “Individual Indemnification Threshold”) and (ii) the aggregate amount of all Claims under this Agreement and the LLC Purchase Agreement, as defined herein, meeting the Individual Indemnification Threshold exceeds one and one half percent (1 1/2%) of the sum of the Purchase Price under this Agreement and the Purchase Price under the LLC Purchase Agreement (the “Aggregate Indemnification Threshold”). Once the Aggregate Indemnification Threshold has been met, Seller shall then only be liable for its pro rata portion of those Claims exceeding the Aggregate Indemnification Threshold, excluding such Claims as were aggregated to reach the Aggregate

Page - 9 -

Indemnification Threshold. For purposes of the preceding sentence, Seller’s pro rata portion of Claims shall mean the amount of all Claims under this Agreement, divided by the sum of the amount of all Claims under both this Agreement and the LLC Purchase Agreement. Notwithstanding the foregoing, Claims relating to Taxes and claims arising from Seller’s breach of its representations and warranties in Sections 10.01(v) and 10.01(z) (collectively, “Seller’s Title Warranties”) shall not be subject to the Individual Indemnification Threshold or the Aggregate Indemnification Threshold.

Notwithstanding anything herein to the contrary, unless expressly stated herein to the contrary, the cumulative obligation of Seller to Buyer Parties under this Section 3.03(b) will be limited to the ten percent (10%) of the Purchase Price (the “Indemnity Amount”) and will be paid first from the Escrow Account until the Indemnity Escrow Amount has been exhausted, and thereafter any remaining obligations, not to exceed the Indemnity Amount, shall be paid directly by Seller to Buyer Parties. As express exceptions to the preceding paragraph, Seller’s indemnity obligation for Claims relating to (i) Taxes, (ii) the Excluded Assets, (iii) breaches of Seller’s representations and warranties in Sections 10.01(a), (b) or (c) (“Seller’s Authorization Representations”) and (iv) breaches of Seller’s Title Warranties will not be limited to the Indemnity Amount. Seller’s obligation to indemnify the Buyer Parties pursuant to this Section 3.03(b), unless expressly stated herein to the contrary in this Section 3.03(b), will expire with respect to any Claim for which a Buyer Party has not provided notice to Seller as provided in Section 3.03(d) on or prior to 5:00 p.m., Houston, Texas time, on the six (6) month anniversary of the Closing Date (the “Closing Period Termination Date”); provided, however, that (i) Seller’s obligation to indemnify Buyer with respect to the Excluded Assets and breaches of Seller’s Authorization Representations and Seller’s Title Warranties shall survive the Closing forever; (ii) Seller’s obligation to indemnify Buyer with respect to breaches of Seller’s representations and warranties in Section 10.01(g) (Taxes) or to otherwise indemnify Buyer pursuant to clause (c)(ii) (Taxes) of this Section 3.03(b) shall survive for the applicable statute of limitations, plus 90 days; and (iii) Seller’s obligation to indemnify Buyer pursuant to clauses (c)(i) (Royalties), and (e) of this Section 3.03(b) shall survive for one (1) year. The foregoing will not limit the rights of Buyer Parties to proceed against the Seller as provided herein after the Closing Period Termination Date with respect to Claims for which a Buyer Party has provided notice to Seller as provided in Section 3.03(d).

(c) Buyer’s General Indemnification. Subject to Section 3.03(b), Buyer shall defend, protect, indemnify and hold Seller, its affiliates, and its/their partners, members, managers, directors, officers, employees, contractors and representatives (which additional parties, together with Seller, are hereinafter collectively referred to as the “Seller Parties”) harmless from and against any and all Claims in any way arising from, out of or in connection with, or otherwise relating to: (a) any inaccuracy of any representation or warranty of Buyer set forth in this Agreement; (b) Buyer’s breach of, or failure to perform or satisfy, any of its covenants and obligations hereunder; and (c) the Assets, including, without limitation, the ownership or operation thereof and performance thereunder, to the extent such Claims accrue or are attributable to periods subsequent to the Effective Time or are attributable to environmental conditions whether or not such conditions existed prior to the Effective Time or arose subsequent to the Effective Time, or THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT SELLER’S GROSS NEGLIGENCE OR WILLFUL

Page - 10 -

MISCONDUCT), STRICT LIABILITY, LIABILITY WITHOUT FAULT, REGULATORY LIABILITY, STATUTORY LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY, OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON OR PARTY. Notwithstanding anything to the contrary contained herein, Buyer’s general indemnification shall not cover, and there shall be excluded therefrom, any penalties or fines that may now be or may hereafter become due and owing by Seller or any Target Entity with respect to periods prior to the Effective Time.

(d) Claims Procedures. Promptly upon a party becoming aware of any Claim with respect to which it believes it is entitled to indemnification hereunder, whether under this Section 3.03, Section 7.07, or the other provisions hereof, such party (an “Indemnified Party”) shall notify the other party in writing of the existence and nature of such Claim, the identity of any third party claimants and a description of the damages and the amount thereof relating to such Claim (the “Claim Notice”). The Indemnified Party shall be responsible for the defense of any Claim unless the Indemnifying Party, upon reasonable notice, requests that the defense of a Claim be tendered to the Indemnifying Party. If:

(i) the defense of a Claim is so tendered and within ten (10) Business Days thereafter such tender is accepted by the Indemnifying Party; or

(ii) within ten (10) Business Days after the date on which the Claim Notice has been given pursuant to this Section 3.03(d), the Indemnifying Party shall acknowledge in writing to the Indemnified Party its obligation to provide an indemnity as provided in this Section 3.03 and assume the defense of the Claim;

then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Claim. The Indemnified Party shall have the right to be represented by counsel at the Indemnified Party’s expense, subject to the limitations hereof, in any such contest, defense, litigation or settlement conducted by the Indemnifying Party. The Indemnifying Party shall lose its right to defend and settle the Claim if it shall fail to diligently contest and defend the Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided, that at least five (5) Business Days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party and the Indemnified Party shall have consented thereto, which consent shall not be unreasonably withheld, conditioned or delayed. All expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party; provided, that, except as otherwise expressly provided herein, if the Indemnifying Party is the Seller, such expenses shall be paid or reimbursed to the Indemnified Party solely out of the Indemnity Amount and the Seller will have no obligation hereunder in excess of such amount. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from

Page - 11 -

all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability or wrongdoing to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or Proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 3.03 shall relieve it of such obligations to the extent they exist. If the Indemnifying Party fails to accept a tender of, or assume, the defense of a Claim pursuant to this Section 3.03(d), or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Claim or if there is a legal conflict, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Claim, and may settle such Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, that, the Indemnified Party will not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If, pursuant to this Section 3.03, the Indemnified Party so contests, defends, litigates or settles a Claim for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses; provided, that if the Indemnifying Party is the Seller and the matter relates to a matter subject to indemnity by Seller pursuant to clause (a) of Section 3.03(b) (other than a breach of Sections 10.01(a), 10.01(b), 10.01(c), 10.01(d) 10.01(g), 10.01(v) and 10.01(z) hereof), such expenses shall be reimbursable to the Indemnified Party solely out of the Indemnity Amount, and the Seller will have no obligation hereunder in excess of such amount.

(e) Subrogation. Following full indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all parties relating to the matter for which indemnification has been made and the Indemnified Party agrees to fully cooperate with the Indemnifying Party in exercising such subrogation rights.

(f) Insured Losses; Recoveries from Third Parties.

(i) The amount of any damages for which indemnification is provided under this Section 3.03, Section 7.07, or the other provisions hereof shall be net of any duplicative amounts recovered by the Indemnified Party under insurance policies or from unaffiliated third parties with respect to such damages. If an Indemnified Party receives an amount under insurance coverage or from an unaffiliated third party with respect to damages at any time subsequent to any indemnification provided by an Indemnifying Party pursuant to this Section 3.03, Section 7.07, or the other provisions hereof, then such Indemnified Party shall promptly deliver such amount (up to the amount of the indemnification payment made to such Indemnified Party regarding such matter) to the Indemnifying Party; provided, however, that such Indemnified Party shall be entitled to retain the amount of any payments made or costs or expenses incurred in connection with obtaining such payment. The obligation created by this Section 3.03(f), Section 7.07,

Page - 12 -

or the other provisions hereof is an obligation to make repayment in the event of a recovery from a third party and shall not delay an Indemnified Party’s right to repayment from the Indemnifying Party under this Section 3.03, Section 7.07, or the other provisions hereof.

(ii) In the event that any amount of indemnification by the Seller under this Section 3.03, Section 7.07, or the other provisions hereof is paid out of the Escrow Account, and any portion of such amount is subsequently recovered by the Seller or any of their affiliates, successors or assigns from a third party prior to the Claim Period Termination Date, the Seller shall immediately deposit the full amount of such recovery into the Escrow Account, and the deposited amount shall be escrow assets available for future satisfaction of claims against the Escrow Account by the Buyer in accordance with this Section 3.03, Section 7.07, or the other provisions hereof and the terms of the Escrow Agreement; provided, however, that such Indemnified Party shall be entitled to retain the amount of any payments made or costs or expenses incurred in connection with obtaining such payments.

(g) Characterization of Indemnification Payments. Buyer and Seller agree to treat any payment made under this Section 3.03, Section 7.07, or the other provisions hereof as an adjustment to the Purchase Price. Any indemnification hereunder will be determined on an after-tax basis (taking into account any actual tax benefits or detriments realized with respect to the damages for which the payment under this Section 3.03, Section 7.07, or the other provisions hereof is being made).

ARTICLE IV

Taxes and Payables

Section 4.01. Payment of Taxes. All real estate, use, ad valorem and personal property taxes and charges upon any of the Assets or Membership Interests shall be prorated as of the Effective Time; provided that Buyer shall pay all such taxes attributable to the calendar year in which the Closing Date occurs to the extent due and payable after Closing, and at Closing the Purchase Price will be decreased by Seller’s pro rata share of such items for the period prior to the Effective Date. If the actual amount of such items is not known as of the Closing Date and the final reconciliation of the Final Settlement Statement under Section 15.05, then Seller’s pro rata share of such items will be determined by using the rates and millages for the most recent year available and the assessed values for the calendar year immediately preceding the calendar year in which the Closing Date occurs, with appropriate adjustments for any known changes thereto. In no event shall the Final Settlement Statement be delayed pending determination of the proration of taxes pursuant to this Section 4.01.

Seller shall be responsible for all oil and gas production taxes, windfall profits taxes, and any other similar taxes applicable to Hydrocarbons produced and saved from or attributable to the Target Entities’ interest in the Leases, Wells and Units prior to the Effective Time (excluding Stock Hydrocarbons), and Buyer shall be responsible for all such taxes applicable to the Stock Hydrocarbons and all Hydrocarbons produced and saved from or attributable to the Target Entities’ interest in the Leases, Wells and Units from and after the Effective Time.

Page - 13 -

Both parties believe that the sale of the Membership Interests is an occasional sale exempt from sales or use taxes and other similar taxes. If any such taxes are assessed against the transaction, both parties will cooperate and use their commercially reasonable efforts (at no cost to Seller) to attempt to eliminate or reduce such taxes. If unsuccessful, Buyer shall be responsible for any such taxes. In that event, Buyer shall pay Seller any such state and local sales or use taxes, and Seller shall remit such amount to the appropriate taxing authority in accordance with applicable law. Any reasonable legal expenses incurred by Seller at Buyer’s request to reduce or avoid any of the aforementioned taxes attributable to Buyer, shall be paid or reimbursed by Buyer.

Section 4.02. Other Tax Matters.

(a) Seller shall be responsible for the preparation and filing of the IRS Form 1065 for the tax years ending on or prior to the Closing Date. Subject to the adjustments provided in and the provisions of Section 4.01, Seller shall pay, or cause to be paid, any income or franchise taxes attributable to the Target Entities with respect to periods ending on or before the Closing Date or for any tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date, regardless of when such returns are to be filed. The Buyer shall be responsible for the preparation and filing of any IRS forms or other Tax Returns and any other required Tax Returns and reports relating to income or franchise taxes for periods of the Target Entities ending subsequent to the Closing Date. Any Tax Return to be prepared pursuant to the provisions of this Section 4.02(a) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in applicable law or fact.

(b) Buyer and Seller acknowledge that the purchase of the Membership Interests by the Buyer pursuant to this Agreement will result in the termination of the Target Entities for federal income tax purposes pursuant to Section 708(b) of the Internal Revenue Code (other than Wild West, assuming no transfers of the Membership Interests in Wild West have occurred other than the purchase by Seller) and that a final federal partnership Tax Return will be required to be filed by the Target Entities, other than Wild West, as a result. Buyer and Seller agree that such final partnership Tax Returns will be filed using a closing of the books method, or, if applicable in the case of Wild West, an interim closing of the books method, as of the end of the Closing Date.

(c) Each Party shall be responsible for its own federal, state, local and foreign income and franchise taxes, if any, that may result from this transaction.

Page - 14 -

ARTICLE V

[Intentionally Omitted.]

ARTICLE VI

Title Matters

Section 6.01. Examination Period. Following the execution date of this Agreement until 5:00 p.m. CDT on April 5, 2007 (the “Examination Period”), Seller shall permit Buyer and its representatives to examine, during normal business hours and such other reasonable times and in Seller’s offices, all files, records, information and data relating to the Assets (but expressly excluding information reserved to Seller as part of the Excluded Assets), including, without limitation, all abstracts of title, title opinions, title files, ownership maps, Lease, Unit, Well, Gathering System and division order files, assignments, operating and accounting records and all Contracts and other agreements pertaining to the Assets, insofar as same may now be in existence and in the possession or control of Seller or the Target Entities, subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon Seller and the Target Entities or such data; provided, however, that Seller shall, at Buyer’s request and at no cost or expense to Seller, request waivers of such confidentiality restrictions. Seller makes no representations or warranties whatsoever as to the accuracy, completeness or reliability of such information, and Buyer relies and depends on and uses such information exclusively and entirely at its own risk and without recourse to Seller whatsoever. Neither Seller nor the Target Entities shall be required to perform any additional title work. No existing abstracts and title opinions will be updated and made current by Seller or the Target Entities. Should Buyer prepare or update abstracts or title opinions, a copy of such will be made available to Seller, without cost and without warranty of any kind, for Seller’s independent examination at least two (2) Business Days prior to Closing or upon the delivery of a notice of alleged Title Defect, whichever is the earlier. Buyer specifically agrees that any conclusions made from any examination done or caused to be done by Buyer from Seller or Target Entity furnished information regarding title have resulted and shall result from its own independent review, skill, knowledge and judgment only.

Section 6.02. Title Defects. The term “Title Defect” means (a) any lien, burden, encumbrance, irregularity or other defect, excluding Permitted Encumbrances, that causes the Target Entities not to have Marketable Title to any Asset and (b) any default by the Target Entities under a Lease or Contract that would (i) have a material adverse affect on the operation or value of any Asset, (ii) prevent the Target Entities from receiving the proceeds of production attributable to the Target Entities’ interest therein or (iii) result in the loss or cancellation of the Target Entities’ interest therein. The term “Marketable Title” means such ownership by a Target Entity in the Assets that, subject to and except for the Permitted Encumbrances:

(a) entitles the Target Entities to receive not less than the percentage set forth in Exhibit “A” as Target Entities’ Net Revenue Interest (as defined in the Preamble to Exhibits and Schedules attached hereto) of all Hydrocarbons produced, saved and marketed from a Lease, Well or Unit, without reduction, suspension or termination of such interest throughout the productive life of such Lease, Well or Unit, except as specifically set forth in such Exhibit;

(b) obligates the Target Entities to bear not greater than the Working Interest percentage set forth in Exhibit “A” of the costs and expenses relating to the maintenance, development and operation of a Lease, Well or Unit, all without increase throughout the productive life of such Lease, Well or Unit, except as specifically set forth in such Exhibit;

Page - 15 -

(c) entitles the Target Entities to an ownership interest in the Surface Interests, Personal Property and Contracts which is proportionate to the Target Entity’s working interest in the related Lease, Well or Unit; and

(d) entitles the Target Entities to an ownership interest in the Gathering Systems not less than that set forth in Exhibit “A” and rights or interests in Surface Interests covering all of the lands on which the Gathering Systems are located sufficient to permit the Gathering Systems to be located on such lands; and

(e) is free and clear of all liens, burdens and encumbrances on title.

Section 6.03. Permitted Encumbrances. The term “Permitted Encumbrances” means:

(a) lessor’s royalties, non-participating royalties, overriding royalties, division orders, sales, gathering, transportation and transportation-related services contracts containing customary terms and provisions, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest in any Well to an amount less than the Net Revenue Interest set forth on Exhibit “A”, or increase the Working Interest of any Well from that set forth in Exhibit “A” without a corresponding increase in the Net Revenue Interest;

(b) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including, without limitation, any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents identified in, and all other matters described or referred to in, any of the Exhibits and Schedules hereto, or that otherwise create or reserve to the Target Entities their interest in the Assets or any of them;

(c) liens for taxes or assessments not yet due or delinquent or, if delinquent, are identified on Schedule 6.03(c) and are being contested in good faith in the normal course of business;

(d) The Kane Family Tag Along Right, as described in Section 9.02;

(e) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Assets or interests therein, if the same are customarily obtained subsequent to such sale or conveyance;

(f) Title Defects or other deficiencies or irregularities waived by Buyer in writing or not asserted on or before the expiration of the Examination Period;

(g) easements, rights-of way, servitudes, permits, surface leases, defects, irregularities, and other burdens, to the extent they do not materially interfere with the value of the Assets or the operation or use of the Assets as currently conducted;

(h) all laws, rules, regulations and orders of Governmental Authority having jurisdiction over the Assets, including, without limitation, rules and regulations governing production rates and allowables;

Page - 16 -

(i) vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens which have expired as a matter of law or arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(j) any other lien, claim, charge, encumbrance, contract, agreement, instrument, obligation, defect, or irregularity affecting the Assets relating to obligations not yet in default, which is of the nature customarily accepted by prudent purchasers of oil and gas properties and which, individually or in the aggregate does not interfere materially with the value or the use of the Assets, as currently used by the Target Entities, does not prevent the Target Entities from receiving the proceeds of production from the Assets, does not reduce the Net Revenue Interest of any of the Wells to less than the Net Revenue Interest set forth on Exhibit “A” and does not obligate the Target Entities to bear costs and expenses relating to the maintenance, development and operation of any of the Wells in any amount greater than the Working Interest set forth on Exhibit “A” (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit “A” in the same proportion as any increase in such Working Interest);

(k) lien held by First Bartlesville Bank on White Hawk natural gas compression system, Ariel JGE/4 three stage compressor and related attached equipment pursuant to loan #50714;

(l) lien held by First Bartlesville Bank on Wild West natural gas compression system, Ariel JGE/4 three stage compressor and related attached equipment pursuant to loan #50789; and

(m) liens on vehicles owned or leased by Target Entities and used in operations.

Section 6.04. Notice of Title Defects; Title Defect Valuation.

(a) If Buyer discovers any Title Defect affecting an Asset, Buyer shall promptly notify Seller of such alleged Title Defect. To be effective, such notice (a “Title Defect Notice”) must (i) be in writing, (ii) be received prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest or Working Interest), (iv) identify the specific Asset or Assets affected by such Title Defect, and (v) include the Title Defect Value, as reasonably determined by Buyer acting in good faith. Upon receipt of a timely Title Defect Notice, upon request by Seller, Buyer shall promptly deliver to Seller copies of all data, records, title reports, opinions and other information in Buyer’s possession or control bearing upon or relating to the alleged Title Defect and its determination of the Title Defect Value.

(b) The value attributable to each Title Defect (the “Title Defect Value”) shall be determined based upon the criteria set forth below:

(i) If the Title Defect is a lien upon an Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

Page - 17 -

(ii) If the Title Defect asserted is that the Net Revenue Interest attributable to a Well is less than that stated in Exhibit “A” (and there is a corresponding and proportionate decrease in Working Interest), then the Title Defect Value is the product of the Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest applicable thereto set forth in Exhibit “A” and the actual Net Revenue Interest, and the denominator of which is the applicable Net Revenue Interest stated in Exhibit “A”.

(iii) If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) and for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, and the potential discounted economic effect of the Title Defect over the life of the affected Asset.

(iv) If a Title Defect does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(v) The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(vi) Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Wells, Leases and other Assets affected thereby.

(vii) Such other factors as are reasonably necessary to make a proper evaluation.

Section 6.05. Remedies for Title Defects. Subject to Sections 6.07 and 6.08, the following shall be Buyer’s sole and exclusive remedy with respect to Title Defects:

(a) Upon the receipt of a Title Defect Notice from Buyer asserting an alleged Title Defect, Seller shall have the option, but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing.

(b) With respect to any alleged Title Defect that is not reasonably cured on or before the Closing, and the Title Defect Value for such Asset exceeds the Allocated Value for such Asset, each Party shall have the option, but not the obligation, to exclude the affected Asset from the Assets and the Purchase Price shall be reduced by the Allocated Value of such affected Asset.

Page - 18 -

(c) With respect to each alleged Title Defect that is not reasonably cured on or before the Closing and the affected Asset has not been excluded from the transaction pursuant to Section 6.05(b), an amount equal to the Title Defect Value agreed upon in writing by Buyer and Seller acting reasonably shall be paid by Buyer at Closing out of the Adjusted Purchase Price to the Escrow Agent for deposit in the Escrow Account and Seller shall, such subject to the further provisions hereof, have up to ninety (90) days following the Closing Date to attempt to cure such Title Defect; provided, that, if the parties have not agreed upon the validity of an alleged Title Defect, or the Title Defect Value attributable thereto, the amount so deposited in the Escrow Account for such alleged Title Defect shall be that reasonably determined by Buyer acting in good faith. If Seller reasonably cures the Title Defect within such ninety-day period, Seller will be entitled to be distributed from the Escrow Account the amount equal to the Title Defect Value, together with any earnings on such amount. If Seller does not reasonably cure the Title Defect within the allotted period, Buyer will be entitled to be distributed from the Escrow Account the amount equal to the Title Defect Value, as finally determined, together with any earnings on such amount, and the Purchase Price hereunder will be deemed to be reduced by the amount of the Title Defect Value.

(d) If Buyer and Seller have not agreed (i) on or before Closing upon the validity of an asserted Title Defect, or have not agreed on the Title Defect Value attributable thereto, or (ii) upon whether a Title Defect has been reasonably cured, then either party shall have the right to elect by written notice, delivered before or after Closing, to have the validity of such Title Defect, such Title Defect Value or the sufficiency of Seller’s cure determined by an Independent Expert pursuant to Article VIII. In no event shall any disbursement from the Escrow Account be made to Seller or Buyer with respect to a Title Defect that is the subject of a dispute pending before the Independent Expert until such dispute is finally resolved as provided in Section 8.02 hereof, which shall include, without limitation, an award of the escrowed funds attributable to such Title Defect. To the extent the Independent Expert is determining the validity of a Title Defect, Seller shall have ninety (90) days from the date the Independent Expert determines that a Title Defect exists to cure such Title Defect.

(e) Any Title Defect cured by Seller or for which Buyer receives a Purchase Price adjustment or payment pursuant to this Article V, shall constitute a Permitted Encumbrance hereunder and under the Assignment.

Section 6.06. Title Benefits.

(a) Subject to Section 6.07, Seller shall be entitled to an upward adjustment to the Purchase Price with respect to all Title Benefits of which Seller provides Buyer notice (a “Title Benefit Notice”) in writing prior to the expiration of the Examination Period in an amount (the “Title Benefit Value”) mutually agreed upon by the parties determined in accordance with the criteria set forth in the definition of the term Title Defect Value, net of the mutually agreed Title Defect Value. Notwithstanding the foregoing, if the Title Defect Value is disputed, no upward adjustment to the Purchase Price shall be made for Title Benefits until the Title Defect Value has been determined in accordance with Section 6.05. A party identifying a Title Benefit affecting the Assets shall promptly notify the other party in writing of such Title Benefit. The term “Title Benefit” shall mean Target Entities’ Net Revenue Interest in any Well that is greater than the Net Revenue Interest set forth in Exhibit “A”, or Target Entities’ Working Interest in any Well is less than the Working Interest set forth in Exhibit “A” (without a proportionate decrease in the Net Revenue Interest).

Page - 19 -

(b) If with respect to an asserted Title Benefit the parties have not agreed on the validity of the Title Benefit or the Title Benefit Value attributable thereto on or before Closing, Seller or Buyer shall have the right to elect by written notice to the other party to have the validity of the Title Benefit and/or the Title Benefit Value determined by an Independent Expert pursuant to Section 8.01. If the validity of the Title Benefit and/or the Title Benefit Value is not determined pursuant to this Agreement by the Closing, the Title Benefit Value determined by Seller, acting reasonably and in good faith, shall be offset by the aggregate Title Defect Value, and such amount shall be deposited in the Escrow Account at Closing. Upon the final determination of the Title Benefit Value (i) the Escrow Agent shall refund to Buyer the amount, if any, by which the amount so paid by Buyer at Closing exceeds such Title Benefit Value, net of the Title Defect Value and (ii) the Escrow Agent shall pay to Seller the amount, if any, of such Title Benefit Value, net of the Title Defect Value. In no event shall any disbursement from the Escrow Account be made to Seller or Buyer with respect to a Title Benefit that is the subject of a dispute pending before the Independent Expert until such dispute is finally resolved as provided in Section 8.02, which shall include, without limitation, an award of the escrowed funds attributable to such Title Benefit.

Section 6.07. Limitation of Remedies for Title Defects; Title Benefits. Notwithstanding anything to the contrary contained in this Agreement, if (a) the Title Defect Value for a given Title Defect, or the Title Benefit Value of a given Title Benefit, does not exceed $50,000, then no claim or adjustment to the Purchase Price shall be made for such Title Defect or Title Benefit, (b) if the aggregate net value of all uncured Title Defects and Title Benefits under this Agreement and under that certain Purchase and Sale Agreement of even date herewith between Buyer and EnergyQuest and certain affiliates of EnergyQuest as Seller (the “Asset Purchase Agreement”) does not exceed one and one-half percent (1 1/2%) of the sum of the Purchase Price under this Agreement and the Purchase Price under the Asset Purchase Agreement (the “Aggregate Title Threshold”), then no adjustment of the Purchase Price shall be made therefor, and (c) if the aggregate net value of all uncured Title Defects and Title Benefits exceeds the Aggregate Title Threshold (prior to any adjustments thereto), then the Purchase Price shall only be adjusted by the amount of such excess. The allocation of the amount of Purchase Price adjustment for Title Defects between this Agreement and the Asset Purchase Agreement shall be determined on a pro rata basis, based upon the contribution of Title Defect Values attributable to each agreement relative to the total value of all Title Defects.

Section 6.08. Termination. Notwithstanding anything to the contrary herein, if on the Closing Date the aggregate Title Defect Values, as finally determined, for all uncured Title Defects (net of Title Benefits) exceeding $50,000 and not waived by Buyer under this Agreement and the Asset Purchase Agreement exceeds an amount equal to five percent (5%) of the sum of the Purchase Price under this Agreement and the Purchase Price under the Asset Purchase Agreement (in each case, prior to any adjustments thereto), then either Buyer or Seller shall have the option to terminate this Agreement, without any liability, upon written notice to the other party. If either party exercises its option to terminate this Agreement pursuant to this Section 6.08, this Agreement shall become void and have no effect, and neither party shall have any further right or duty to or claim against the other party under this Agreement.

Page - 20 -

ARTICLE VII

Environmental Matters

Section 7.01. Environmental Review.

(a) Buyer shall have the right to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). Seller shall provide Buyer such access as it may reasonably request to the Assets (if operated by Seller or a Target Entity) and the environmental data in Seller’s and the Target Entities’ files. With respect to Assets not operated by Seller or a Target Entity, Seller agrees, at no cost or expense to Seller, to request that the operator of such Assets grant Buyer such access. Seller makes no representations or warranties whatsoever as to the accuracy, completeness or reliability of any such environmental information, and Buyer relies and depends on and uses any and all such environmental information, review or inspection exclusively and entirely at its own risk and without any recourse to Seller whatsoever.

(b) The cost and expense of Buyer’s Environmental Review shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review conducted at or upon the Leases, Units, Wells and Gathering Systems shall be limited to that mutually agreed in writing by Buyer and Seller (acting reasonably) prior to commencement thereof and shall not include any intrusive test or procedure without the prior written consent of Seller; provided, that Buyer may terminate this Agreement if Seller unreasonably withholds such consent. Buyer shall (i) consult with Seller before conducting any work comprising such Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations, and (iii) comply with all applicable laws, rules, and regulations of applicable Governmental Authority. Buyer shall be responsible for obtaining any third party consents that are required in order to perform any work comprising Buyer’s Environmental Review. Buyer shall consult with Seller prior to requesting each such third party consent and Seller shall reasonably cooperate with Buyer in connection with obtaining such consent. Seller shall have the right to have a representative or representatives accompany Buyer at all times during Buyer’s Environmental Review, and Buyer shall give Seller notice not more than seven (7) days and not less than 48 hours before any visits by Buyer to the Assets, and Buyer shall seek and obtain Seller’s prior consent (which shall not be unreasonably withheld) before it enters upon the Assets. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. Buyer hereby agrees to release, defend, indemnify and hold harmless Seller Parties from and against all Claims arising from, out of or in connection with, or otherwise relating to, Buyer’s Environmental Review, REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT ANY SELLER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY, OR OTHER FAULT OR RESPONSIBILITY OF A SELLER PARTY OR ANY OTHER PERSON OR PARTY. Notwithstanding the foregoing and assuming that Buyer complies with the notice requirements of this Article VII,

Page - 21 -

prior to Closing, Buyer shall have no indemnity obligation to Seller with respect to Buyer’s discovery of information that may lead to Claims arising from the condition of the Assets prior to Buyer’s Environmental Review.

(c) Unless otherwise required by applicable law, Buyer shall treat all matters revealed by Buyer’s Environmental Review, including, without limitation, any analyses, compilations, studies, documents, reports or data prepared or generated from such review (the “Environmental Information”), as confidential, and Buyer shall not disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of Seller except as hereafter provided. Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. The Environmental Information shall be disclosed by Buyer to only those persons who need to know the Environmental Information for purposes of evaluating the transaction contemplated by this Agreement, and who agree to be bound by the terms of this Section 7.01(c). If Buyer or any third party to whom Buyer has provided any Environmental Information is requested, compelled or required to disclose any of the Environmental Information by a court or other Governmental Authority, or disclosure is otherwise required under applicable law, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file for any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, upon Seller’s request Buyer shall promptly deliver the Environmental Information, and all copies thereof and works based thereon, to Seller, which Environmental Information shall become the sole property of Seller; provided, however, that Buyer may retain copies thereof in the event of a dispute between Buyer and Seller arising from or relating to such termination. Upon request Buyer shall provide copies of the Environmental Information to Seller without charge. The terms and provisions of this Section 7.01(c) shall survive any such termination of this Agreement, notwithstanding anything to the contrary. In no event shall an Environmental Defect be the basis for adjusting the Purchase Price by an amount greater than the Allocated Value of the Asset(s) affected thereby.

Section 7.02. Environmental Definitions.

(a) The term “Environmental Defect” shall mean, with respect to any given Asset, a material violation of Environmental Laws in effect as of the Effective Time in the jurisdiction in which such Asset is located.

(b) The term “Governmental Authority” shall mean any tribal authority, the United States and any state, county, city and political subdivisions that exercises jurisdiction, and any agency, department, board, commission or other instrumentality thereof.

(c) The term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to the environment as may be interpreted by applicable final, non-appealable court decisions or administrative orders.

(d) The term “Environmental Defect Value” shall mean, with respect to an Environmental Defect, the estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Environmental Laws, taking

Page - 22 -

into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including without limitation monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost effective manner reasonably available, together with such other Claims as may reasonably be expected to arise from such Environmental Defect.

Section 7.03. Notice of Environmental Defects. If Buyer discovers any alleged Environmental Defect affecting the Assets, Buyer shall promptly notify Seller of such alleged Environmental Defect. To be effective, such notice (an “Environmental Defect Notice”) must (a) be in writing, (b) be received by Seller prior to the expiration of the Examination Period, (c) describe the Environmental Defect in reasonable detail, including (i) the written conclusion of Buyer that an Environmental Defect exists, and (ii) a citation of the Environmental Laws alleged to be violated and a summary of the related facts that substantiate such violation, (d) identify the specific Assets affected by such Environmental Defect, (e) the procedures recommended to correct the Environmental Defect and (f) Buyer’s reasonable good faith estimate of the Environmental Defect Value, for which Buyer would agree to adjust the Purchase Price in order to accept such Environmental Defect if Seller elected Section 7.04(c) as the remedy therefor. Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall, be deemed to have been waived by Buyer for all purposes and constitute an assumed obligation of Buyer at Closing. Upon receipt of a timely Environmental Defect Notice, upon request by Seller, Buyer shall promptly deliver to Seller copies of all data, records, reports, opinions and other information in Buyer’s possession or control bearing upon or relating to the alleged Environmental Defect and its determination of the Environmental Defect Value, including, without limitation, site plans showing the location of sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain of custody documentation and laboratory reports.

Section 7.04. Remedies for Environmental Defects. Subject to Sections 7.05 and 7.06, the following shall be Buyer’s sole and exclusive remedy with respect to alleged Environmental Defects:

(a) Upon the receipt of an Environmental Defect Notice from Buyer asserting an alleged Environmental Defect, Seller shall have the option, but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing.

(b) With respect to any alleged Environmental Defect that is not reasonably cured on or before the Closing, and the Environmental Defect Value for such Asset exceeds the Allocated Value for such Asset, either Party may have the option, but not the obligation, to exclude the affected Asset from the Assets and the Purchase Price shall be reduced by the Allocated Value of such affected Asset.

(c) With respect to each alleged Environmental Defect that is not reasonably cured on or before the Closing and has not been excluded from the transaction pursuant to Section 7.04(b), an amount equal to the Environmental Defect Value agreed upon in writing by

Page - 23 -

Buyer and Seller acting reasonably shall be paid by Buyer at Closing out of the Adjusted Purchase Price to the Escrow Agent for deposit in the Escrow Account and Seller shall have up to ninety (90) days following the Closing Date to attempt to cure such Environmental Defect; provided, that, if the parties have not agreed upon the validity of the alleged Environmental Defect, or the Environmental Defect Value attributable thereto, the amount so deposited for such alleged Environmental Defect shall be that reasonably determined by Buyer acting in good faith. If Seller reasonably cures the Environmental Defect within such ninety-day period, Seller will be entitled to be distributed from the Escrow Account the amount equal to the Environmental Defect Value, together with any earnings on such amount. If Seller does not cure the Environmental Defect within such sixty-day period, Buyer will be entitled to be distributed from the Escrow Account the amount equal to the Environmental Defect Value, together with any earnings on such amount, and the Purchase Price hereunder will be deemed to be reduced by the amount of the Environmental Defect Value.

(d) If Buyer and Seller have not agreed (i) on or before Closing upon the validity of any asserted Environmental Defect, or if the parties have not agreed on the Environmental Defect Value therefor, or (ii) upon whether an alleged Environmental Defect has been reasonably cured, then either party by written notice to the other party, delivered before or after Closing, shall have the right to elect to have the validity of the asserted Environmental Defect, the Environmental Defect Value for such Environmental Defect, or the sufficiency of Seller’s cure determined by an Independent Expert pursuant to Article VIII. In no event shall any disbursement from the Escrow Account be made to Seller or Buyer with respect to an Environmental Defect that is the subject of a dispute pending before the Independent Expert until such dispute is finally resolved as provided in Article VIII hereof, which shall include, without limitation, an award of the escrowed funds attributable to such Environmental Defect. To the extent the Independent Expert is determining the validity of an Environmental Defect, Seller shall have ninety (90) days from the date the Independent Expert determines that an Environmental Defect exists to cure such Environmental Defect.

Section 7.05. Limitation of Remedies for Environmental Defects. Notwithstanding anything to the contrary contained in this Agreement, (a) if the Environmental Defect Value for a given Environmental Defect does not exceed $50,000, then no adjustment to the Purchase Price shall be made for such Environmental Defect, (b) if the aggregate of all Environmental Defect Values exceeding $50,000 for uncured Environmental Defects not waived by Buyer under this Agreement and under the Asset Purchase Agreement does not exceed one and one-half percent (1 1/2%) of the sum of the Purchase Price under this Agreement and the Purchase Price under the Asset Purchase Agreement (the “Aggregate Environmental Defect Threshold”), then no adjustment of the Purchase Price shall be made therefor, and (c) if the aggregate of all Environmental Defect Values exceeding $50,000 for uncured Environmental Defects not waived by Buyer exceeds the Aggregate Environmental Defect Threshold, then the Purchase Price shall only be reduced by the amount of such excess. The allocation of the amount of Purchase Price adjustment for Environmental Defects between this Agreement and the Asset Purchase Agreement shall be determined on a pro rata basis, based upon the contribution of Environmental Defect Values attributable to each agreement relative to the total value of all Environmental Defects.

Page - 24 -

Section 7.06. Termination. Notwithstanding anything to the contrary herein, if on the Closing Date the aggregate of all Environmental Defect Values exceeding $50,000 for all uncured Environmental Defects not waived by Buyer under this Agreement and under the Asset Purchase Agreement exceeds an amount equal to five percent (5%) of the Purchase Price under this Agreement and the Purchase Price under the Asset Purchase Agreement (in each case, prior to any adjustments thereto), then either Seller or Buyer shall be entitled to terminate this Agreement, without any liability, upon written notice to the other party. If either party exercises its option to terminate this Agreement pursuant to this Section 7.06, the Agreement shall become void and have no effect, and neither party shall have any further right or duty to or claim against the other party under this Agreement.

Section 7.07. Post-Closing Environmental Indemnification by Buyer. Buyer shall, with respect to the Assets and without regard to whether same arise or occur prior to or after the Effective Time (except as otherwise expressly provided below) assume and indemnify, defend and hold Seller Parties harmless from and against any and all Claims caused by, resulting from, or relating or incidental to all matters affecting health, safety and the environment (excluding, however, fines and penalties owed by Seller or a Target Entity with respect to ownership or operation of the Assets prior to the Effective Time) including without limitation Claims relating to:

(a) environmental pollution or contamination, including pollution or contamination of the soil, groundwater or air by Hydrocarbons, drilling fluid and other chemicals, brine, produced water, NORM or any other substance, and other violation of Environmental Laws;

(b) underground injection activities;

(c) clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or storage tanks;

(d) failure to comply with applicable land use, surface disturbance, licensing or notification requirements;

(e) disposal of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership, development, operation or abandonment of any part of the Assets; provided, however, that in no event shall Buyer assume any Claims arising from off-site disposal of such substances occurring prior to the Effective Time; and

(f) non-compliance with environmental or land use rules, regulations, demands or orders of appropriate Governmental Authorities,

REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY, OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON OR PARTY.

Page - 25 -

Section 7.08. Condition of the Assets. Buyer specifically assumes the risk of the condition of the Assets and shall inspect the Assets prior to Closing, or hereby expressly waives such right, if not exercised. Buyer stipulates that any such inspection, if made, shall cover but not be limited to the physical and environmental condition, both surface and subsurface, of the Assets. It is expressly recognized by Buyer that the lands, along with the facilities and equipment located thereon, having been used in connection with oil, gas and water production, treatment, storage and disposal activities, and may contain NORM, asbestos and other hazardous substances as a result of these operations. The generation, formation, or presence of NORM, asbestos or other hazardous substances in or on the Assets shall be the sole responsibility of Buyer, and Buyer and all future assignees and successors of Buyer shall defend, indemnify and hold Seller Parties harmless from and against any and all Claims in any way arising from, out of or in connection with, or otherwise relating to, the presence of NORM, asbestos or other hazardous substances, without regard to whether such NORM, asbestos or other hazardous substance was in place before or after the Effective Time, and REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY, OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON OR PARTY.

Section 7.09. Waiver. Buyer, with and upon Closing, waives for all purposes all objections associated with the environmental, physical and other condition of the Assets, unless raised by proper notice within the applicable time period set forth in Section 7.03, and Buyer (and on behalf of Buyer Parties and their successors and assigns) irrevocably waives any and all Claims they may have against the Seller Parties associated therewith.

ARTICLE VIII

Independent Experts

Section 8.01. Selection of Independent Experts. Any disputes regarding Title Defects, Title Benefits, Title Defect Values, Title Benefit Values, Environmental Defects, Environmental Defect Values, the cure of Title Defects or Environmental Defects, any other matter for which Buyer or Seller is indemnified hereunder, and the calculation of the Final Settlement Statement, or revisions thereto, may, as herein provided, be submitted by a party, with written notice to the other party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute. The Independent Expert, with regard to any disputes regarding Title Defect Values, Title Benefit Values, Environmental Defects, Environmental Defect Values, the cure of Title Defects or Environmental Defects, shall be selected upon their field of expertise with the mutual agreement of Buyer and Seller and shall have both knowledge and experience involving properties in the regional area in which the properties are located. If the parties are unable to agree on an Independent Expert, Seller shall appoint an arbitrator of its choice and Buyer shall appoint an arbitrator of its choice (each, a “Party Appointed Arbitrator”). The two Party Appointed Arbitrators shall in turn appoint a third to be the presiding arbitrator. The arbitration proceedings shall be held in Houston, Texas and shall be conducted pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).

Page - 26 -

Section 8.02. Procedures. Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for non-administered arbitration set forth in the commercial arbitration rules of the AAA. The Independent Expert shall be instructed by the parties to resolve such dispute as soon as reasonably practicable in light of the circumstances but in any event within ninety (90) days for Title Defects or Title Benefits and within ninety (90) days for Environmental Defects. The decision and award of the Independent Expert shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

Section 8.03. Location of Proceeding. All proceedings under this Article VIII shall be conducted in Houston, Texas.

ARTICLE IX

Additional Covenants

Section 9.01. [Intentionally Omitted.]

Section 9.02. Tag Along Rights. Certain of the Assets are subject to an Operating Agreement dated May 3, 2006, between Seller and K & E Field Services, Inc., Bullseye Energy, Inc., KRS&K, Inc., Redbird Oil, Wild West Gas, L.L.C., White Hawk Gas, Inc., Purgatory Creek Gas, Inc. and Gashoma, Inc. (the “Operating Agreement”), that contains a “tag along” provision specifying that Seller cannot sell its interest in those Assets of related entities without the potential buyer offering to purchase certain Kane Family, as defined therein, interests on equal or better terms (the “Tag Along Right”). The Kane Family is under no obligation to sell its interest on those or any other terms. Seller will have provided a copy of the Operating Agreement simultaneously with the execution hereof. Buyer agrees to make an offer to the Kane Family to acquire such assets under terms substantially the same as set forth herein. Seller will reasonably cooperate with Buyer in connection with such offer, but at no expense to Seller.

Section 9.03. Financial Information.

(a) Prior to and following Closing, Seller shall and shall use its reasonable best efforts to cause its accountants, counsel, agents and other third parties to cooperate with Purchaser and its representatives in connection with the preparation by Purchaser of financial statements and other financial data relating to the Assets (collectively, the “Financial Statements”) that are required to be included in any filing by Purchaser or its affiliates with the Securities and Exchange Commission.

(b) Prior to and following Closing, Seller shall give Purchaser and its representatives reasonable access during normal business hours to the Assets, Records, and other financial data necessary for the preparation of the Financial Statements. If requested, Seller shall execute and deliver to the external audit firm that audits the Financial Statements (the

Page - 27 -

“Audit Firm”) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information), as may be reasonably requested by the Audit Firm, with respect to the Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls. As used in this Section 9.03, the term “Records” means all ledgers, books, records, data, files, and accounting and financial records, in each case to the extent related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof.

ARTICLE X

Representations and Warranties of Seller

Section 10.01. Representations and Warranties. Seller represents and warrants to Buyer that:

(a) Formation of Seller and Target Entities.

(i) EnergyQuest is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. EnergyQuest has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(ii) Oklahoma Processing is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Oklahoma Processing has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(iii) Gashoma is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Gashoma is duly licensed or qualified to do business as a foreign limited partnership in Oklahoma. Gashoma has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(iv) Purgatory is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Purgatory is duly licensed or qualified to do business as a foreign limited partnership in Oklahoma. Purgatory has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(v) White Hawk is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. White Hawk is duly licensed or qualified to do business as a foreign limited partnership in Oklahoma. White Hawk has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Page - 28 -

(vi) Wild West is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Oklahoma. Wild West has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(vii) Bullseye Operating is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Bullseye Operating is duly licensed or qualified to do business as a foreign limited partnership in Oklahoma. Bullseye Operating has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(viii) Seller has furnished or made available to Buyer true, correct and complete copies of the organizational documents of each of the Target Entities, which documents have not been amended or repealed.

(b) Authorization. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(i) any provision of Seller’s or the Target Entities’ articles or certificate of incorporation, bylaws and other governing documents;

(ii) except for any provisions customarily contained in oil and gas agreements relating to preferential purchase rights and consents to assignment, any material agreement or instrument to which Seller or any Target Entity is a party or by which Seller or any Target Entity or their respective assets are bound; or

(iii) any judgment, order, ruling or decree applicable to Seller or any Target Entity as a party in interest or any law, rule or regulation applicable to Seller or any Target Entity.

(c) Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite limited liability company action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

(d) No Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer or any Target Entity has or will have any liabilities or obligations (contingent or otherwise).

Page - 29 -

(e) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the best of Seller’s knowledge threatened against Seller or any Target Entity.

(f) Suits and Claims. Except as set forth in Schedule 10.01(f), there is no suit, action, written claim or proceeding by any person or entity or by any administrative agency or Governmental Authority pending against any of the Target Entities in any legal, administrative or arbitration proceeding or, to Seller’s knowledge, threatened against Seller or any Target Entity that will materially affect Seller’s ability to consummate the transactions contemplated herein or that could affect the title to, or the operations or value of, the Securities or the Assets.

(g) Taxes.

(i) Tax Returns of the Target Entities have not been audited by the Internal Revenue Service or other taxing authority. All Tax Returns which were required to be filed by or with respect to any of the Target Entities (or by Seller or any Affiliate of Seller with respect to any Tax for which any of the Target Entities may be liable) have been duly and timely filed and all such Tax Returns were true, correct and complete in all material respects, (ii) all Taxes required to be paid by any of the Target Entities (or by Seller or any Affiliate of Seller with respect to any Tax for which any of the Target Entities may be liable) have been timely paid in full, whether or not shown as due on a Tax Return, (iii) all Tax withholding and deposit requirements imposed on any of the Target Entities (or on Seller and Seller’s Affiliates with respect to any Tax withholding and deposit requirements for which any of the Target Entities may be liable) have been satisfied in full in all respects, and (iv) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of any of the Target Entities that arose in connection with any failure (or alleged failure) to pay any Tax and no notices have been given to Seller or any of the Target Entities of any such event.

(ii) There are no claims against any Target Entity for any Taxes (or against Seller or any Affiliate of Seller with respect to any Tax for which any of the Target Entities may be liable), and no assessment, deficiency or adjustment has been asserted, proposed, or threatened with respect to any such Tax.

(iii) There are no audits or examinations currently being conducted by any Governmental Authority with respect to any Tax Returns filed by or with respect to any of the Target Entities (or with respect any Tax Returns filed by Seller or any Affiliate of Seller relating to Taxes for which any of the Target Entities may be liable).

(iv) There are no agreements, waivers or other arrangements providing for an extension of time with respect to filing any Tax Returns or reports, or extending the statutory period of limitations applicable to the payment or assessment of any Tax with respect to the Target Entities (or by Seller or any Affiliate of Seller with respect to any Tax for which any of the Target Entities may be liable) or any of the income, properties or operations of the same.

Page - 30 -

(v) Except for accrued Taxes payable as of this Agreement, all Taxes and other governmental charges which are due and payable by the Seller with respect to its interests in the Target Entities have been paid.

(vi) The Target Entities (or Seller or any Affiliate of Seller with respect to any such Taxes for which any of the Target Entities may be liable) have properly charged and collected, and paid or remitted, all applicable sales, use and similar taxes.

(vii) There is no pending or, to the knowledge of the Target Entities (or of Seller or any affiliate of Seller with respect to any Tax for which any of the Target Entities may be liable), threatened claim against the Target Entities or its respective assets for payment of any additional taxes; and none of the Target Entities have joined in a consolidated tax return.

(viii) The Target Entities have been treated as disregarded entities or partnerships for tax purposes since formation.

(ix) As of the Closing Date, the Target Entities (or Seller or any Affiliate of Seller with respect to any Tax for which any of the Target Entities may be liable) will not be a party to any Tax sharing or Tax indemnity agreement, and the Target Entities (nor Seller or any Affiliate of Seller with respect to any Tax for which any of the Target Entities may be liable) neither have nor will have as of the Closing Date, any obligations or liabilities under any Tax sharing or Tax indemnity arrangements previously in effect.

(x) Each Target Entity has in effect a valid election under Section 754 of the Internal Revenue Code of 1986.

(xi) For purposes of this Agreement, (A) “Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, unclaimed property and escheat obligations, estimated taxes, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (B) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Page - 31 -

(h) Take-or-Pay Arrangements. No Target Entity has received any prepayments or buydowns, or entered into any take-or-pay arrangements, such that such Target Entity will be obligated after the Closing or forward sale arrangement to make deliveries of gas from the Leases and/or Wells without receiving full payment therefor.

(i) Rights to Production. Except with respect to Production Imbalances, no person has any call upon, right to purchase, option to purchase or similar rights with respect to any portion of the Sale Hydrocarbons from and after the Closing that is not terminable on 30 days or less notice.

(j) Production Imbalances. To Seller’s knowledge the Production Imbalances relating to the Assets are as reflected on Schedule 10.01(j) as of the date shown on the Schedule.

(k) Preferential Rights and Required Consents. To Seller’s knowledge, there are no rights or agreements that may permit any person or entity to purchase or acquire one or more of the Leases or other Assets, and, other than the Tag Along Right, there are no material required consents, approvals or authorizations of, or notifications to, any person or entity (excluding any of the foregoing customarily obtained following Closing), in each case, that are applicable to the transactions contemplated hereby.

(l) No Investment Company. No Target Entity is (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject in any respect to the provisions of that act.

(m) Compliance with Laws and Permits. (i) To Seller’s Knowledge, the Target Entities and the Assets have been and currently are owned and operated, and each Target Entity and the Assets are, in compliance with the provisions and requirements of all applicable laws affecting the Assets or the ownership or operation of any thereof (other than Environmental Laws, which are separately addressed below); (ii) each Target Entity has obtained all material regulatory or governmental permits, licenses, approvals and consents necessary for the operation of the Assets or conduct of the Target Entity’s business, as currently operated or conducted; (iii) no Target Entity is in material default of its obligations under any of such permits, licenses, approvals and consents; and (iv) there are no proceedings pending or, to Seller’s Knowledge threatened, challenging or seeking revocation or limitation of any such permits, licenses, approvals and consents.

(n) Environmental Law. Except as set forth on Schedule 10.01(n), to the knowledge of Seller, the Assets are in material compliance with applicable Environmental Laws.

(o) Contracts. Exhibit “E” sets forth a list of all contracts and agreements material to the ownership and operation of the Assets (other than the Leases and agreements creating Surface Interests) (the “Material Contracts”). All Material Contracts are in full force and effect and no default or breach (or event that, with notice or lapse of time or both, would become a default or breach) of any such agreements has occurred or is continuing on the part of Seller or, to Seller’s knowledge, any other party thereto. Seller had delivered to Buyer or made available to Buyer true and correct copies of such Material Contracts in Seller’s possession.

Page - 32 -

(p) Planned Future Commitments. Subject to that certain Operating Agreement dated May 3, 2006, by and among K & E Field Services, EnergyQuest, Bullseye Energy, Inc., KRS&K, Redbird Oil, Wild West, White Hawk, Purgatory and Gashoma, except for drilling operations necessary to maintain a Lease beyond the end of its primary term, Schedule 10.01(p) sets forth Seller’s obligations to drill additional wells or conduct other material development operations relating to the Assets. As of the date hereof, except as set forth on Schedule 10.01(p), there are no outstanding authorities for expenditures (“AFEs”) or other commitments to make capital expenditures that are binding on any of the Assets which will require expenditures within ninety (90) days after the Effective Time in excess of $250,000 individually (net to Seller’s interest), or $100,000 in the aggregate (net to Seller’s interest). Schedule 10.01(p) lists, as of the date hereof, all outstanding AFEs relating to the Assets as to which Seller has not made (or been deemed to have made) an election.

(q) Hedging. As of the Closing, except for the interest of the Kane Family, no Target Entity will be a party to any natural gas or other futures or options trading agreement or any price swaps, hedges, futures or similar instruments (collectively, “Futures/Swaps”) which will affect the Assets after the Effective Time. None of the adjustments to the Purchase Price will include any costs or proceeds attributable to Futures/Swaps. To Seller’s knowledge, none of the operators of the Assets have subjected any Target Entity’s share of hydrocarbon production to any Futures/Swaps.

(r) Compliance with Leases. To Seller’s Knowledge, the Target Entities are in compliance in all material respects with the Leases, including all express and implied covenants thereunder.

(s) Non-Consent Operations. Except as set forth on Schedule 10.01(s), no Target Entity has gone “non-consent” or failed to participate in the drilling of any well, any seismic program or other operation under any of the Contracts which would have caused any Target Entity to suffer a penalty or loss or forfeit any of its interests in any of the Assets covered thereby.

(t) Well Locations and Operation. To Seller’s Knowledge, all Wells have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable Leases and applicable laws.

(u) Well Abandonment. Except as set forth in Schedule 10.01(u), to Seller’s Knowledge there are no wells located on the Leases or included in the Assets that any Target Entity is currently obligated by law or contract to plug and abandon.

(v) Capitalization.

(i) Fifty percent (50%) of the issued and outstanding membership interests in Gashoma are owned beneficially and of record by EnergyQuest, and

Page - 33 -

shall be free and clear of liens and encumbrances as of Closing. There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting EnergyQuest’s membership or any other ownership interest in Gashoma obligating EnergyQuest or Gashoma to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any membership or other ownership interests in such entities or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any membership interest or other ownership interest in such entities. All of EnergyQuest’s issued and outstanding membership interests in Gashoma have been duly authorized, validly issued, and were issued by in compliance with all applicable federal and state securities laws.

(ii) Fifty percent (50%) of the issued and outstanding membership in Purgatory, White Hawk, Wild West and Bullseye Operating are owned beneficially and of record by Oklahoma Processing, and shall be free and clear of all liens and encumbrances as of Closing. There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting Oklahoma Processing’s membership or any other ownership interest in Purgatory, White Hawk, Wild West and Bullseye Operating obligating EnergyQuest or Purgatory, White Hawk, Wild West or Bullseye Operating to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any membership or other ownership interests in such entities or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any membership interest or other ownership interest in such entities. All of Oklahoma Processing’s issued and outstanding membership interests in Purgatory, White Hawk, Wild West or Bullseye Operating have been duly authorized, validly issued, and were issued by in compliance with all applicable federal and state securities laws.

(w) Subsidiaries. No Target Entity has any subsidiaries or direct or indirect equity interest in any person or entity.

(x) Employee and Employee Benefits. None of the Target Entities has, nor has any Target Entity ever had, any employees or employee benefit plans.

(y) Assets. At the time of the Closing, the assets of the Target Entities will consist solely of the Assets.

(z) Special Warranty of Title to the Assets. Seller warrants that the Target Entities have Marketable Title to the Assets free and clear of all claims, liens and encumbrances, other than Permitted Encumbrances, arising by, through or under the Seller or the Target Entities, but not otherwise.

(aa) Liabilities. None of the Target Entities has any existing, contingent, or threatened liabilities or obligations (including, without limitation, any liability, debt, or obligation which the Target Entity may owe to any of its members or its or their affiliates), and

Page - 34 -

to the knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of the Target Entities giving rise to any such liability or obligation.

(bb) Business. None of the Target Entities has ever engaged in any business other than the oil and gas exploration and production and gathering business and businesses related thereto.

(cc) Claims by Members and Managers. There are no claims pending or to Seller’s Knowledge threatened against any of the Target Entities by any of the Target Entities’ members or managers or their Affiliates.

(dd) Target Entity Financial Statements. Schedule 10.01(dd) sets forth unaudited statements of revenues and expenses for 2006 for Bullseye Operating, Gashoma, Purgatory and White Hawk for the period of June through December 2006 and Wild West for the period of January 2006 through December 2006 (the “Financial Statements”). The Financial Statements are accurate and in effect as of the preparation date of the Financial Statements. The Financial Statements are consistently applied on a basis consistent throughout the periods indicated and consistent with each other. The Financial Statements present fairly the statement of revenues and expenses as of the dates and during the periods indicated therein, subject to normal year-end adjustments. Seller agrees, at no cost or expense to Seller, to request that the operator of Wild West provide access to financial statements for Wild West for the time period from January 2004 through December 2005. Seller makes no representations or warranties whatsoever as to the accuracy, completeness or reliability of any such financial information for Wild West for the period from January 2004 through December 2005.

Section 10.02. [Intentionally Omitted.]

Section 10.03. Representations and Warranties Exclusive. All representations and warranties of Seller contained in this Agreement are exclusive, and are given in lieu of all other representations and warranties, express, implied or statutory.

ARTICLE XI

Representations and Warranties of Buyer

Section 11.01. Representations and Warranties. Buyer represents and warrants to Seller that:

(a) Formation. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in all jurisdictions in which such qualification is required by law except where the failure to qualify would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Page - 35 -

(b) Authorization. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(i) any provision of Buyer’s articles or certificate of incorporation or by-laws and other governing documents;

(ii) any material agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound; or

(iii) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

(c) Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite limited liability company action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

(d) Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

(e) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the best of Buyer’s Knowledge threatened against Buyer or any Affiliate of Buyer.

(f) Suits and Claims. There is no suit, action, written claim or proceeding by any person or entity or by any administrative agency or Governmental Authority pending against the Buyer in any legal, administrative or arbitration proceeding or, to Buyer’s Knowledge, threatened against Buyer or any affiliate of Buyer that will materially affect Buyer’s ability to consummate the transactions contemplated herein.

(g) Independent Evaluation. Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing and operating oil and gas properties such as the Assets. If Closing occurs, Buyer represents and acknowledges that it has had full access to the Assets, the officers, and employees of Seller and the Target Entities, and to the books, records and files of Seller and the Target Entities relating to the Securities and the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon (a) its own independent due diligence investigation of the Target Entities, the Securities and the Assets and (b) the express representations and warranties made by Seller in this Agreement, and has been advised by and has relied solely on its own expertise and its own legal, tax, insurance, operations, environmental, reservoir engineering and other professional counsel and advisors concerning this transaction, the Assets and the value thereof.

Page - 36 -

(h) Qualification. As of the Closing Buyer shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own and, if applicable, operate the Assets. Without limiting the foregoing, Buyer is, as of the Closing, and thereafter will continue to be, qualified to own and operate any Indian, federal or state oil, gas and mineral leases that constitute part of the Assets, including, without limitation, meeting all bonding requirements. Consummating the transaction contemplated by this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

(i) Securities Laws. Buyer is acquiring the Securities for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.

(j) Funds. Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and to otherwise perform its duties and obligations under this Agreement.

Section 11.02. Representations and Warranties Exclusive.

All representations and warranties of Buyer contained in this Agreement, and the documents delivered in connection herewith, are exclusive, and are given in lieu of all other representations and warranties, express, implied or statutory.

Section 11.03. Disclaimers, Waivers and Acknowledgments.

(a) Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSIGNMENT, AND THE AGREEMENTS, CERTIFICATES AND OTHER DOCUMENTS TO BE DELIVERED BY SELLER AT OR PRIOR TO THE CLOSING, THE ASSETS ARE TO BE SOLD AND ACCEPTED BY BUYER AT CLOSING “AS IS, WHERE IS AND WITH ALL FAULTS.” SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO THE ORIGIN, QUANTITY, QUALITY, CONDITION OR SAFETY OF ANY EQUIPMENT OR OTHER PERSONAL PROPERTY, TITLE TO PERSONAL OR MIXED PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENTAL REGULATIONS OR LAWS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES, UNITS OR WELLS, OR OTHERWISE. ALL WELLS, PERSONAL OR MIXED PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES COMPRISING THE ASSETS OR SITUATED THEREON OR APPURTENANT THERETO, ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS” AND WITHOUT RECOURSE AGAINST SELLER.

(b) Acknowledgment. Buyer acknowledges that the Assets have been used for oil and gas drilling and producing operations, transportation or gathering operations, related

Page - 37 -

oil field operations and possibly the storage and disposal of waste materials incidental to or occurring in connection with such operations, and that physical changes in the land may have occurred as a result of such uses and that Buyer has entered into this Agreement on the basis of Buyer’s own investigation or right to investigate, the physical condition of the Assets, including, without limitation, equipment, surface and subsurface conditions. Except as set forth in this Agreement, the Assignment, and the agreements, certificates and other documents to be delivered by Seller at or prior to the Closing, Buyer is acquiring the Assets precisely and only in an “as is and where is” condition and assumes the risk that adverse physical conditions including, but not limited to, the presence of unknown abandoned or unproductive oil wells, gas wells, equipment, pits, landfills, flowlines, pipelines, water wells, injection wells and sumps which may or may not have been revealed by Buyer’s investigation, are located thereon or therein, and whether known or unknown to Buyer as of Closing. Subject to Section 3.03(b), Buyer hereby agrees to assume full responsibility for compliance with all obligations attributable in any way to the Assets, and all laws, orders, rules and regulations concerning all of such conditions, known or unknown.

ARTICLE XII

Operation of the Assets and Certain Agreements

Section 12.01. Operation of the Assets.

(a) Operations Prior to Closing. After the date of this Agreement and prior to the Closing, to the extent within the control of Seller, Seller shall use, operate and maintain the Assets in substantially the same manner in which they have been used, operated and maintained prior to this Agreement. During the period from the Effective Time until Closing, Seller shall have no liability to Buyer for Claims sustained or liabilities incurred with respect to the Assets, REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY, OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON OR PARTY. After the date hereof and prior to Closing, Seller may (without Buyer’s consent) enter into agreements or transactions in relation to the Assets which (a) individually involve a fair market value of less than $25,000, individually (net to Seller’s interest) or $100,000, in the aggregate (net to Seller’s interest) and (b) are entered into in the ordinary course of business, consistent with past practices. With Closing, Seller is relieved of and shall not be obligated for any expenditures attributable to periods after the Effective Time, and shall recover any such charges and expenses as part of the Closing Statement and Final Settlement Statement adjustments, as appropriate. Except with respect to those matters described above, if any material expenditure, contract or agreement is proposed or contemplated, Seller shall submit such proposal to Buyer for concurrence with Seller’s recommendation. Buyer will make any required election under its independent evaluation and shall assume the cost and risk of any consequences which arise as a result of Buyer’s election to participate or Buyer’s failure to timely elect or election to not participate in or not approve an operation and not pay such expenditure, without regard to whether Closing occurs. Additionally, after the execution of this Agreement and prior to Closing, Seller shall have the right to make any changes, repairs or modifications to the Assets,

Page - 38 -

and incur any related expenditure deemed necessary by Seller, to prevent or react to an emergency involving serious risk of loss of or damage to life, property, or the environment. With regard to the preceding sentence, Seller shall notify Buyer as soon as possible of the emergency and Seller’s response thereto and shall have the right to cause or effect such expenditure or action with or without Buyer’s approval, and recover such costs in the Closing Statement or Final Settlement Statement adjustments, as appropriate. Prior to Closing, Seller shall (i) consult with and advise Buyer regarding all material matters concerning the operation, management, and administration of the Assets; and (ii) obtain Buyer’s written approval before voting under any operating, unit, joint venture, or similar agreement. Furthermore, Seller will not, without the prior written consent of Buyer, (x) enter into any agreement or arrangement transferring, selling, or encumbering any of the Assets; (y) grant any preferential or other similar right to purchase any of the Assets; or (z) enter into any new production sales contract extending beyond the Closing Date and not terminable on thirty (30) days’ notice or less. Promptly after execution of this Agreement, Seller shall notify the holders of the Consents of the transactions contemplated herein and request their consent. Buyer shall have the right to review and approve the form of such notices, such approval not to be unreasonably withheld. Buyer and Seller each agree to reasonably cooperate with efforts to obtain such required consents.

(b) Buyer acknowledges that the Target Entities own undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XII, nor shall any action required by a vote of working interest owners constitute such a violation so long as the Target Entities have voted their interests in a manner that complies with the provisions of this Article XII. To the extent that a Target Entity is not the operator of any of the Assets, the obligations of Seller in this Article XII shall be construed to require that Seller use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(c) Buyer agrees and understands that Seller shall have the right to cause the Target Entities to make dividends or distributions of cash and the Excluded Assets directly or indirectly to Seller at any time prior to the Closing. No action taken in accordance with this Section 12.01(c) shall be considered as violation of any other provision of this Agreement. Any action taken pursuant to this Section 12.01(c) shall be taken by the Target Entities without warranty of any kind (express, implied or statutory) and without any liability to Buyer or any Target Entity.

(d) From and after the date hereof up to the Closing, Seller shall:

(i) keep or cause to be kept in full force and effect until Closing all insurance (including operator’s extra expense and casualty coverages) now maintained by Seller (with respect to the Target Entities or the Assets) and/or the Target Entities;

(ii) not encumber or permit any Target Entity to encumber any of the Assets other than for Permitted Encumbrances;

Page - 39 -

(iii) use reasonable efforts to preserve the present relationships of the Target Entities with persons having significant business relations therewith such as suppliers, customers, brokers, agents or otherwise;

(iv) cause the Target Entities to conduct their business only in the ordinary course and, by way of amplification and not limitation, Seller will not, without the prior written consent of Buyer:

(A) issue, sell or otherwise dispose of membership interests in the Target Entities;

(B) make or change any material tax election or tax accounting method or settle or compromise any material tax liability other than in the ordinary course of business consistent with past practices or change its fiscal year;

(C) grant any options or warrants or other rights to purchase or otherwise acquire any membership interests or issue any securities convertible into membership interests;

(D) amend any Target Entity’s Limited Liability Company Agreement;

(E) borrow, except in the ordinary course of business, or agree to borrow any funds, or guarantee or agree to guarantee the obligations of others;

(F) waive any material rights; or except in the ordinary course of business enter into an agreement, contract or commitment which, if entered into prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any such agreement, contract or commitment;

(G) renegotiate any contract or make any adjustments or settlements with respect to any Production Imbalance, joint interest billing or oil or gas receivable; or

(H) take any action or omit to take any action which would result in any of its representations or warranties set forth in this Agreement becoming untrue.

ARTICLE XIII

Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Page - 40 -

Section 13.01. Representations. The representations and warranties of Buyer contained herein that are qualified by materiality shall be true and correct at and as of Closing as though such representations and warranties were made at such time and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at such time.

Section 13.02. Performance. Buyer shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it in all material respects at or prior to the Closing.

Section 13.03. Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 13.04. Closing Documents. Buyer shall be willing and able to deliver the documents and perform the actions set forth in Section 15.03.

Section 13.05. Closing Under Asset Purchase Agreement. Closing shall have contemporaneously occurred under the Asset Purchase Agreement.

Section 13.06. Consents. All required third-party consents to the transactions contemplated herein shall have been obtained or waived or the time period by which such consents were required to be made, given or withheld shall have expired without action by the party whose consent is required.

Section 13.07. Preferential Rights. All preferential rights applicable to the transactions contemplated herein shall have been waived or the time period in which to exercise such rights shall have expired without exercise.

Section 13.08. Tag-Along. The Tag Along Right shall have been exercised or waived in writing by the holders thereof.

ARTICLE XIV

Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 14.01. Representations. The representations and warranties of Seller contained herein that are qualified by materiality shall be true and correct at and as of Closing as though such representations and warranties were made at such time and the representations and warranties of Seller contained herein that are not so qualified shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at such time.

Page - 41 -

Section 14.02. Performance. Seller shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it in all material respects at or prior to the Closing.

Section 14.03. Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 14.04. Closing Documents. Seller shall be willing and able to deliver the documents and perform the actions set forth in Section 15.03.

Section 14.05. Closing Under Asset Purchase Agreement. Closing shall have contemporaneously occurred under the Asset Purchase Agreement.

Section 14.06. Consents. All required third-party consents to the transactions contemplated herein shall have been obtained or waived or the time period by which such consents were required to be made, given or withheld shall have expired without action by the party whose consent is required.

Section 14.07. Preferential Rights. All preferential rights applicable to the transactions contemplated herein shall have been waived or the time period in which to exercise such rights shall have expired without exercise.

Section 14.08. Tag-Along. The Tag Along Right shall have been exercised or waived in writing by the holders thereof.

ARTICLE XV

The Closing

Section 15.01. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at Seller’s offices on April 19, 2007 at 10:00 a.m. or at such other date or place, as Seller and Buyer may agree in writing (the “Closing Date”).

Section 15.02. [Intentionally Omitted.]

Section 15.03. Actions at Closing.

(a) At the Closing, Seller shall execute and deliver to Buyer an assignment of the Securities in the form attached hereto as Exhibit “G” (the “Assignment”);

(b) At the Closing, Seller shall execute and deliver a certificate by a senior officer of Seller certifying with respect to the matters set forth in Sections 12.01 and 12.02;

(c) At the Closing, EnergyQuest shall deliver to Buyer an affidavit pursuant to Internal Revenue Code Section 1445, in the form of Exhibit “F”, certifying that such Seller is not a foreign person.

Page - 42 -

(d) At the Closing, Seller shall execute, acknowledge and deliver any other agreements provided for herein or necessary to effectuate the transactions contemplated hereby.

(e) At the Closing, Buyer shall execute and deliver a counterpart of the Assignment;

(f) At the Closing, Buyer shall execute and deliver a certificate by a senior officer of Buyer certifying with respect to the matters set forth in Sections 13.01 and 13.02;

(g) At the Closing, Buyer shall execute, acknowledge and deliver any other agreements provided for herein or necessary to effectuate the transactions contemplated hereby.

(h) At the Closing, upon and against delivery of the Assignment and other instruments described in this Section 15.03:

(i) Buyer shall pay to the Escrow Agent out of the Adjusted Purchase Price, for deposit in the Escrow Account, the Indemnity Escrow Amount;

(ii) Buyer shall pay to the Escrow Agent out of the Adjusted Purchase Price, for deposit in the Escrow Account, the amount of any Title Defect Values for any uncured Title Defects as provided in Section 6.05, net of the Title Benefit Values;

(iii) Buyer shall pay to the Escrow Agent out of the Adjusted Purchase Price, for deposit in the Escrow Account, the amount of any Environmental Defect Values for any uncured Environmental Defects as provided in Section 7.04; and

(iv) Buyer shall pay the Adjusted Purchase Price, less the amounts paid by Buyer to the Escrow Agent pursuant to Sections 15.03(k)(i), 15.03(k)(ii) and 15.03(k)(iii), if any, to Seller by bank wire, as designated in advance by Seller under Section 2.02.

(i) Each Seller shall execute and deliver a clearance certificate or similar document reasonably requested by the Buyer which may be required by any state or local taxing authority in order to relieve the Buyer of any obligation to withhold any portion of the Adjusted Purchase Price.

(j) At the Closing, or as soon as practicable thereafter, Seller and Buyer agree to furnish to each other any and all information and documents reasonably required to comply with tax and financial reporting requirements and audits.

Section 15.04. Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a) By Buyer or Seller in accordance with Section 6.08, Section 7.06 or Section 18.03;

Page - 43 -

(b) By Seller if any condition set forth in Article XIII has not been satisfied or waived by Seller by the Closing Date; provided that Seller is not in material breach of this Agreement;

(c) By Buyer if any condition set forth in Article XIV has not been satisfied or waived by Buyer by the Closing Date; provided that Buyer is not in material breach of this Agreement;

(d) By mutual written agreement of Buyer and Seller; or

(e) By either Buyer or Seller if Closing has not occurred on or before May 3, 2007, and both Buyer and Seller are in material breach of this Agreement.

If Buyer, through no fault of Seller, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, Seller may, at its option, either assert its right of specific performance or pursue any other rights or remedies to which it may be entitled, at law or in equity. If Seller, through no fault of Buyer, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, and Buyer may, at its option, either assert its right of specific performance or pursue any other rights or remedies to which it may be entitled, at law or in equity.

Section 15.05. Final Adjustments. Within one hundred twenty (120) days after the date of Closing, Buyer shall prepare, in consultation with Seller, a Final Settlement Statement, acting reasonably and in good faith (the “Final Settlement Statement”), setting forth (i) the final adjustments to the Purchase Price provided in Section 2.04 and (ii) any other adjustments arising pursuant to this Agreement. Seller may set off any resulting amount due to Buyer against any amount or sum that Buyer may otherwise owe to Seller under the terms of this Agreement. Buyer shall submit the Final Settlement Statement to Seller, along with copies of third party vendor invoices in excess of $10,000.00 each, or other evidence of expenses agreed to by Buyer and Seller. Seller shall respond in writing with objections and proposed corrections within thirty (30) days of receiving the Final Settlement Statement. If Seller does not respond to the Final Settlement Statement by signing or objecting in writing within such thirty (30) day period, the statement will be deemed approved by Seller and final and binding between the parties. After approval of the Final Settlement Statement, Buyer or Seller will send a check or invoice to Seller or Buyer, as the case may be, for the net amount reflected therein as owed by such party. If Buyer and Seller are unable to agree to all adjustments within thirty (30) days after Seller’s written objection to the Final Settlement Statement submitted by Buyer, adjustments which are not in dispute shall be paid by Buyer or Seller, as the case may be, at the expiration of such thirty day period and either party may submit such disagreement to an Independent Expert selected in the manner provided in Article VIII for resolution.

Section 15.06. Escrow Account. Within ten days after the Closing Period Termination Date, Buyer shall prepare, in consultation with Seller, a reconciliation statement for the Escrow Account, acting reasonably and in good faith (the “Escrow Reconciliation Statement”), setting forth (i) a reconciliation of the amount paid to the Escrow Agent pursuant to Section 15.02(d)(i), if any, and amounts disbursed to Buyer by the Escrow Agent as provided in Section 3.03, (ii) a summary of the resolution of any Title Defects or Environmental Defects not cured, and Title

Page - 44 -

Benefits not agreed to, prior to Closing and a reconciliation of all amounts paid to the Escrow Agent pursuant to Sections 15.02(d)(ii), or 15.2(d)(iii) and disbursed to Buyer or Seller by the Escrow Agent as provided in Sections 6.05(c), 6.06(b), 7.04(c) and 7.04(d) and (iii) the amount, if any, Buyer believes is payable to it from the Escrow Account. Buyer shall submit the Escrow Reconciliation Statement to Seller. Seller shall respond in writing with objections and proposed corrections within thirty (30) days of receiving the Escrow Reconciliation Statement. If Seller does not respond to the Escrow Reconciliation Statement by signing or objecting in writing within such thirty (30) day period, the statement will be deemed approved by Seller and final and binding between the parties. After approval of the Escrow Reconciliation Statement, Buyer and Seller will direct the Escrow Agent to disburse to the Buyer the amount to which Buyer is entitled to hereunder and all remaining amounts in the Escrow Account will be disbursed to Seller. If Buyer and Seller are unable to agree to a final Escrow Reconciliation Statement within thirty (30) days after Seller’s written objection to the Escrow Reconciliation Statement submitted by Buyer, amounts which are not in dispute shall be disbursed by the Escrow Agent to Buyer or Seller, as the case may be, at the expiration of such thirty day period and either party may submit the disagreement to an Independent Expert selected in the manner provided in Article VIII for resolution.

ARTICLE XVI

Disputes

Section 16.01. Arbitration. In case of a dispute, controversy or Claim arising out of, relating to or in connection with this Agreement, including any dispute regarding its validity or termination, but excluding any matters as to which an Independent Expert has been selected, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each such Claim within forty-five (45) days of receipt of notice of such Claim. If the applicable parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by such parties.

If no such agreement can be reached after good faith negotiation lasting not longer than forty-five (45) days after the receipt of notice of such claim, any of the applicable parties may demand binding arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. If the amount in dispute is less than Five Million Dollars ($5,000,000) the Arbitration shall be administered by AAA and shall be conducted by one neutral arbitrator. If the amount in dispute is equal to or greater than Five Million Dollars ($5,000,000) the Arbitration shall be administered by AAA and shall be conducted by three neutral arbitrators. The arbitrators, whether one or three, shall be selected jointly by Seller and Buyer from a list of arbitrators provided by the AAA having experience in the area of oil and gas asset acquisitions. If the parties are unable or fail to agree upon an arbitrator or arbitrators, the arbitrator(s) shall be selected by the AAA. The arbitrator(s) shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator(s), to discover relevant information from the opposing parties about the subject matter of the dispute. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by arbitration and shall be governed by the Federal Rules of Civil Procedure. The decision of the

Page - 45 -

arbitrator(s) as to the validity and amount of any claim shall be made in accordance with the terms of this Agreement and shall be binding and conclusive upon the parties to this Agreement. The award by the arbitrator(s) shall be in writing, shall be signed by the arbitrator(s) and shall include a statement of written findings of fact and conclusions regarding the reasons for the disposition of any claim. In no event shall the arbitration award exceed the maximum amount in dispute, plus Costs and fees.

Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Houston, Texas under the Commercial Arbitration Rules then in effect of the AAA. The arbitrator shall designate which party is the prevailing party in the dispute, taking into account, among other factors, the amount in dispute and the amount of the award. The non-prevailing party shall pay all costs and fees associated with the arbitration. In the event there is no prevailing party, then the parties shall share costs and fees equally. “Costs and fees” for purposes of this subsection mean all reasonable pre-award expenses of the arbitration, including the arbitrator’s fees, administrative fees, travel expenses, out of pocket expenses such as copying and telephone, witness fees and reasonable attorneys’ fees.

By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request of such provisional remedies by a party to a court shall not be deemed a waiver of the agreement to arbitrate.

ARTICLE XVII

Disclaimers; Casualty Loss and Condemnation

Section 17.01. Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (c) THE CONDITION OF THE FACILITIES AND (d) THE COMPLIANCE WITH THE TERMS AND PROVISIONS OF ANY CONTRACT OR AGREEMENT, OR THE TERMS OR PROVISIONS OF ANY LEASE, SURFACE AGREEMENT, PERMIT, PLAN, INSURANCE POLICY OR CONTRACT, OR APPLICABLE LAW, RULE, REGULATION OR ORDER, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY

Page - 46 -

OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE ASSETS, INCLUDING ALL PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS, SHALL BE ACCEPTED BY BUYER, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH ASSETS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 17.02. NORM. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER ASSETS. THE ASSETS SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS, AND A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE ASSETS BY REASON THEREOF. THEREFORE, BUYER MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THE EQUIPMENT AND OTHER ASSETS.

ARTICLE XVIII

Miscellaneous

Section 18.01. Oil, Gas and End Product Imbalances. Regardless of whether Seller is overproduced or underproduced as to its share of total oil, condensate, gas or end product production, any balancing obligation or credit arising from such over or underproduction, and any pipeline imbalance, in each case determined as of the Effective Time (an “Production Imbalance”) shall transfer to Buyer as of the Effective Time, and Seller shall have no further liability therefor nor benefit therefrom (whichever the case may be) as of the Effective Time. If Seller is a party to a gas balancing agreement(s) or other reconciliation obligations pursuant to any commingling authority covering all or a portion of the Assets, Buyer shall assume all rights and duties of Seller pursuant thereto. If any of the Assets are not covered by a gas balancing agreement or other reconciliation obligations pursuant to any commingling authority, Buyer shall fulfill its obligations under this provision in accordance with applicable law. Buyer agrees to indemnify, defend and hold Seller and Seller Parties harmless against any and all Claims arising

Page - 47 -

directly or indirectly out of Buyer’s failure to fulfill its obligation under this provision. Buyer and Seller will settle all Production Imbalances as between themselves using a settlement price of $7.01 per MMBtu, based on Inside FERC First of the Month Price of the Southern Star Index Price for February 1, 2007.

Section 18.02. Insurance. With regard to any Seller-operated properties:

(a) Seller and Buyer acknowledge that insurance coverage for the Assets and the operations in which the Assets have been used has been provided, in part, under insurance programs arranged and maintained by Seller for itself and, if applicable, its subsidiaries and affiliates (such policies are herein called “Seller Policies”).

(b) Seller agrees that during the period between the date of this Agreement and the Closing Date, Seller shall maintain insurance with respect to the Assets with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by reasonable, prudent operators of similar properties.

(c) Seller and Buyer agree that, as of the Closing Date, all of the Seller Policies shall cease to apply to the Assets and the operations in which the Assets are used and that Buyer shall make no claims under the Seller Policies with respect to any matter whatsoever, whether arising before or after the Closing Date.

(d) In the event that any Claim is hereafter made under or with respect to any of the Seller Policies by Buyer or any of its affiliates, but not an unrelated third party, Buyer shall indemnify and defend Seller and Seller Parties against and shall hold them harmless from such Claim and all costs and expenses (including, without limitation, attorney’s fees and court costs) related thereto.

Section 18.03. Casualty Loss of Assets. If, prior to Closing, a portion of the Assets is damaged or destroyed by a Casualty Loss, Seller may at its sole option, prior to Closing, repair the damage at its cost or reduce the Purchase Price by the amount of the damage, or if Buyer agrees, withdraw the damaged Asset from the sale and reduce the Purchase Price by the Allocated Value thereof. Should Buyer and Seller not agree as to the amount of such price reduction such dispute shall be submitted to the Independent Expert for determination. If the amount of the damage exceeds five percent (5%) of the Purchase Price, this Agreement may be terminated by either party. The term “Casualty Loss” shall mean physical damage to an Asset that (a) occurs between execution of this Agreement and Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, reservoir changes, or downhole failure (including, without limitation, downhole failure arising or occurring during drilling or completing operations, junked or lost holes or sidetracking or deviating a well); and (c) exceeds Fifty Thousand Dollars ($50,000) in value.

Section 18.04. Books and Records. Seller shall deliver to Buyer at Closing or within a reasonable time thereafter the Records.

Section 18.05. Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the

Page - 48 -

transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, no such press release shall include any reserve estimates.

Section 18.06. Assignment. Prior to Closing, Buyer may not assign any rights acquired hereunder or delegate any duties assumed hereunder without the prior written consent of Seller or its respective successors and assigns; provided, however, that Buyer may assign this Agreement to any wholly owned subsidiary; and any such transfer, assignment, sublease or delegation without Seller’s consent shall be null and void, ab initio. Notwithstanding anything herein to the contrary, Buyer shall remain responsible to Seller for all obligations and liabilities under this Agreement and under the Assignment, until expressly released by Seller in writing.

Section 18.07. Entire Agreement. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, and understandings between the parties. No amendment shall be binding unless in writing and signed by both parties. Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision. This Agreement is for the benefit of Seller and Buyer and their respective successors, representatives, and assigns and not for the benefit of third parties.

Section 18.08. Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the following addresses:

If to Seller:	If to Buyer:

EnergyQuest Resources, LP	Constellation Energy Partners LLC
15425 North Freeway, Suite 230	One Allen Center
Houston, Texas 77090	500 Dallas Street, Suite 3300
Houston, Texas 77002
Attention: Mr. Rory L. Aaronson	Attention: Lisa Mellencamp
Telephone No.: 281-875-6200	Telephone No.: 713-369-3900
Fax No.: 281-875-6206	Fax No.: 713-344-2901

with copy to:

Cheryl S. Phillips
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Telephone No.: 713.220.4446
Fax No.: 713.238.7414

Page - 49 -

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner herein above set forth. Notices shall be deemed given when received, if sent by facsimile (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if either hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

Section 18.09. Governing Law. This Agreement shall be governed by the laws of the State of Texas, without giving effect to any principles of conflicts of law. The validity of the conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The provisions contained in such conveyances and the remedies available because of a breach of such provisions shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws.

Section 18.10. Confidentiality. Buyer agrees that all information furnished or disclosed by Seller or acquired by Buyer in connection with the sale of the Assets shall remain confidential prior to Closing. Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors, counsel or representatives (herein “Representatives”) who have agreed, prior to being given access to such information, to maintain the confidentiality thereof. In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Buyer agrees that all information furnished or disclosed by Seller or acquired by Buyer in connection with the inspection, testing, inventory or sale of the Assets shall remain confidential, with Seller a third party beneficiary of any privilege held by Buyer. Buyer and its Representatives shall promptly return to Seller any and all materials and information furnished or disclosed by Seller relating in any way to the Assets, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof and destroy any information relating to the Assets and independently acquired by Buyer. In the event of any conflict between this Section 18.10 and any other confidentiality agreement affecting Buyer and Seller, this Section 18.10 shall control.

Section 18.11. Survival of Certain Obligations. Except as expressly provided otherwise in this Agreement, waivers, disclaimers, releases, representations, warranties and continuing obligations of Buyer, and all obligations of either party for indemnity and defense contained in this Agreement shall survive the execution and delivery of the Assignment and the Closing.

Section 18.12. Further Cooperation. After the Closing, each party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

Section 18.13. Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all signatures of the parties hereto were on the same document, but in such event each counterpart shall constitute an original, and all of such counterparts shall constitute one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each party.

Page - 50 -

Section 18.14. Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

Section 18.15. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any materially adverse manner to the other party.

Section 18.16. Expenses, Post-Closing Consents and Recording. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for the filing and recording of the Assignment(s), conveyances or other instruments required to convey title to the Assets to Buyer in the appropriate federal, state and local records, and all required documentary, filing and recording fees and expenses incurred in connection therewith. Buyer shall supply Seller with a true and accurate photocopy of all the recorded and filed Assignment(s) within a reasonable period of time after such are available. Buyer shall be responsible for timely obtaining all consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

Section 18.17. CONSPICUOUSNESS/EXPRESS NEGLIGENCE. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT, EXCEPT TO THE EXTENT CAUSED BY THE INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 18.18. Waiver of Certain Damages; Limitation on Seller’s Indemnity. Each party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind in connection with any dispute arising out of or related to this Agreement or the breach hereof. For the avoidance of doubt, this Section 18.18 does not diminish or otherwise affect the parties’ rights and obligations to be indemnified against, and provide indemnity for, indirect, consequential, punitive or exemplary damages awarded to any third party for which indemnification is provided in this Agreement or Seller’s right to receive liquidated damages.

Section 18.19. Joint and Several Liability. The liabilities and obligations under this Agreement of the entities comprising Seller shall be joint and several.

Page - 51 -

EXECUTED as of the date first above written.

SELLER:

EnergyQuest Resources, L.P. by EnergyQuest Management, LLC, its general partner

By:	/s/ Wayne A. Greenwalt
Name:	Wayne A. Greenwalt
Title:	CEO/President

Oklahoma Processing EQR, LLC

By:	/s/ Wayne A. Greenwalt
Name:	Wayne A. Greenwalt
Title:	Manager

BUYER:

Constellation Energy Partners LLC

By:	/s/ Felix J. Dawson
Name:	Felix J. Dawson
Title:	President and Chief Financial Officer

Page - 52 -